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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Anacor Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ANACOR PHARMACEUTICALS, INC.
1020 East Meadow Circle
Palo Alto, CA 94303-4230

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2015

Dear Stockholder:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The Annual Meeting will be held on Tuesday, June 9, 2015 at 11:30 a.m. (local time) at the Company's headquarters at 1020 East Meadow Circle, Palo Alto, CA 94303.

        The purposes of the Annual Meeting are:

  1.
  To elect, by separate resolutions, as Class II Directors to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following two nominees:

  a)
  Mark Leschly; and

  b)
  William J. Rieflin.

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers.

  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

        The close of business on April 15, 2015 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock, par value $0.001 per share (the "shares"), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors
/s/ RYAN T. SULLIVAN Ryan T. Sullivan Senior Vice President, General Counsel and Secretary

Palo Alto, California
April 30, 2015

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 9, 2015. The Company's Proxy Statement for the Annual Meeting and Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.anacor.com.

        Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed reply envelope (to which no postage need be affixed if mailed in the United States). Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in the name of a bank, broker or other nominee must vote in accordance with the voting instructions provided to them by their bank, broker or other nominee. Such holders may be eligible to submit a proxy electronically or by telephone.

        The Company's proxy statement is dated April 30, 2015, and is first being mailed to stockholders on or about April 30, 2015.

ANACOR PHARMACEUTICALS, INC.
PROXY STATEMENT

ii

ANACOR PHARMACEUTICALS, INC.

PROXY STATEMENT
FOR
2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2015

ANNUAL MEETING MATTERS

        These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of Anacor Pharmaceuticals, Inc. (the "Company") for the Company's 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 9, 2015 at 11:30 a.m. (local time) at the Company's headquarters at 1020 East Meadow Circle, Palo Alto, CA 94303.

        Unless otherwise noted or the context otherwise requires, references in this proxy statement to "we," "us" or "our" refer to Anacor Pharmaceuticals, Inc.

General Information About the Annual Meeting and Voting

General

        This proxy statement contains information about the Annual Meeting and was prepared by our management for the Board. This proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (the "Annual Report") are first being mailed to stockholders on or around April 30, 2015. This proxy statement and the Annual Report are available at www.anacor.com.

Purpose of the Annual Meeting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Who can vote?

        The close of business on April 15, 2015 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company's Common Stock, par value $0.001 per share (the "shares"), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each such holder is entitled to one (1) vote for each share that such holder held as of the record date.

        On April 15, 2015, there were 43,746,842 of the Company's shares outstanding.

How do I attend the Annual Meeting?

        Attendance at the Annual Meeting is limited to our stockholders as of the record date. If you plan to attend the Annual Meeting in person, you will need to register in advance and present a valid government-issued photo identification (e.g., driver's license or passport) to be admitted. Holders of record can register for the Annual Meeting by checking the appropriate box on their proxy card. Beneficial holders whose shares are held in "street name" through a bank, broker or other nominee will need to bring a letter from their bank, broker or other nominee that confirms that such holder is the beneficial owner of such shares as of the record date. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Holders of record will be verified against an official list. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

        It is important that your shares be represented and voted at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy by telephone, over the Internet or by completing and returning the proxy card.

How do I vote?

  Holders of Record

        If on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you may vote your shares in one of the following ways:

  •
  by voting by telephone or over the Internet as instructed on the enclosed proxy card;

  •
  by mailing your completed, signed and dated proxy card in the postage-paid, return-addressed reply envelope; or

  •
  by attending the Annual Meeting and voting in person.

  Beneficial Holders

        If on the record date, your shares were held in street name through a bank, broker or other nominee, then you must vote in accordance with the voting instructions provided to you by your bank, broker or other nominee. If your shares are held in street name, you still may be eligible to submit a proxy electronically or by telephone. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy.

What am I being asked to vote on?

        There are three matters scheduled to be voted on at the Annual Meeting:

  1.
  To elect, by separate resolutions, as Class II Directors to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following two nominees:

  a)
  Mark Leschly (Proposal No. 1A); and

  b)
  William J. Rieflin (Proposal No. 1B);

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015 (Proposal No. 2); and

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers (Proposal No. 3).

Will any other matters be voted on at the Annual Meeting?

        As of the date of this proxy statement, the Company's management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters properly come before the Annual Meeting and call for a vote of stockholders, proxies properly submitted prior to the Annual Meeting will be voted in accordance with the judgment of the proxy holders.

How does the Board recommend that I vote on the proposals?

        The Board recommends that you vote your shares as follows:

  1.
  FOR the election, as a Class II Director, of Mark Leschly to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1A);

  2.
  FOR the election, as a Class II Director, of William J. Rieflin to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1B);

  3.
  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015 (Proposal No. 2); and

  4.
  FOR the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3).

How can I vote on each proposal?

        For Proposal Nos. 1A and 1B, you may vote FOR or WITHHOLD your vote. For Proposal Nos. 2 and 3, you may vote FOR or AGAINST or ABSTAIN.

What vote is required to approve each proposal?

  1.
  Approval of Proposal No. 1A requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  2.
  Approval of Proposal No. 1B requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  3.
  Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

  4.
  Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Abstentions may be specified for Proposal Nos. 2 and 3 and have the same effect as voting against a proposal. Broker non-votes are not considered as shares present in person or represented by proxy at the Annual Meeting for purposes of determining the outcome of a vote.

What is the quorum requirement?

        A "quorum" must be present for the Annual Meeting to be held. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the Annual Meeting. Shares present in person or represented by proxy at the Annual Meeting, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present. If there is no quorum, the Annual Meeting may be adjourned, from time to time, either by the chairman of the meeting or by the vote of the holders of a majority of shares present in person or represented by proxy thereat.

Will my shares be voted if I do not provide a proxy?

        If your shares are held in street name, your shares may be voted even if you do not provide the bank, broker or other nominee through which the shares are held with voting instructions. These entities have the authority, under applicable regulatory rules, to vote shares for which their customers do not provide voting instructions on certain "routine" matters.

        Proposal No. 2 is considered a "routine" matter for which these entities may vote unvoted shares. Proposal Nos. 1A, 1B and 3 are not considered "routine" matters for which these entities may vote unvoted shares.

        Accordingly, if you hold your shares in street name, the bank, broker or other nominee through which the shares are held is not permitted to vote your shares with respect to the election of directors or the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers if you have not provided instructions. This is called a "broker non-vote." We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

What if I return a proxy card or otherwise submit a proxy but do not make specific choices?

        If you return a signed and dated proxy card or otherwise submit a proxy without voting on a proposal, your shares will be voted on such proposal in the manner set forth below:

  1.
  FOR the election, as a Class II Director, of Mark Leschly to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1A);

  2.
  FOR the election, as a Class II Director, of William J. Rieflin to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified (Proposal No. 1B);

  3.
  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015 (Proposal No. 2);

  4.
  FOR the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3); and

  5.
  In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

May I revoke my proxy?

        If you are a holder of record, you may revoke your proxy before it is voted at the Annual Meeting by:

  •
  submitting another properly completed proxy card with a later date and returning it so that it is received by the Company at least one hour prior to the commencement of the Annual Meeting;

  •
  submitting a new proxy via the Internet or by telephone prior to the deadline listed on the proxy card;

  •
  providing written notice to the Secretary of the Company at least one hour prior to the commencement of the Annual Meeting; or

  •
  attending the Annual Meeting and voting in person in accordance with the requirements described in this proxy statement.

        If you are a beneficial holder whose shares are held in street name, you may submit new voting instructions by contacting the bank, broker or other nominee through which you hold your shares. You may also vote in person at the Annual Meeting if you obtain a legal proxy, executed in your favor by or on behalf of your bank, broker or other nominee, as described elsewhere in this proxy statement.

Who is making and paying for this proxy solicitation?

        This proxy is solicited on behalf of the Board. The Company will pay the cost of distributing this proxy statement and related materials. Upon request, the Company will reimburse banks, brokers and other nominees for reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Company's shares. Certain of the Company's directors, officers and employees may participate in the solicitation of proxies, including electronically or by mail or telephone, without additional compensation.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please submit proxies for all of your shares.

How can I find out the results of the voting at the Annual Meeting?

        We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements, including statements regarding the progress, timing and results of our clinical trials, the safety and efficacy of our approved product and product candidates, the timing of the potential approval of our product candidates, the commercial success of our approved product and the timing and potential commercial success of our product candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "might," "will," "should," "estimate," "project," "plan," "anticipate," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates, and we undertake no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by our management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

        The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: the successful commercialization of KERYDIN® (tavaborole) topical solution, 5% pursuant to our distribution and commercialization agreement with Sandoz Inc.; any issues or delays arising during the course of our Phase 3 pivotal studies or other studies relating to AN2728; any delay or failure by the U.S. Food and Drug Administration to approve AN2728; our ability to timely and successfully launch, either alone or with a partner, AN2728, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in our periodic filings with the U.S. Securities and Exchange Commission (the "SEC"), including our Annual Report.

PROPOSALS UNDER VOTE

PROPOSAL NOS. 1A AND 1B:

ELECTION OF CLASS II DIRECTORS

        The Board currently consists of seven directors and is divided into three classes, with Class I and Class II each currently consisting of two directors and Class III currently consisting of three directors. The directors in each class serve three-year terms. The terms of each class expire at successive Annual Meetings of Stockholders so that the stockholders elect one class of directors at each Annual Meeting of Stockholders.

        The following table sets forth the names, ages, tenures and committee memberships of our directors as of April 30, 2015.

Director	Age	Director Since
Class II Directors (term expiring at the Annual Meeting)
Mark Leschly(1)(2)	46	2002
William J. Rieflin(1)(3)(4)	55	2011
Class III Directors (term expiring at the 2016 Annual Meeting of Stockholders)
Paul L. Berns(5)	48	2012
Lucy Shapiro, Ph.D.(2)	74	2000
Wendell Wierenga, Ph.D.(2)	67	2014
Class I Directors (term expiring at the 2017 Annual Meeting of Stockholders)
Anders D. Hove, M.D.(3)	49	2005
Keith R. Leonard, Jr. (1)(3)	53	2014

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Compensation Committee.

(4)
Independent Lead Director of the Board.

(5)
Chairman of the Board.

        The election of two Class II Directors will take place at the Annual Meeting. The Board has nominated Mark Leschly and William J. Rieflin for re-election as Class II Directors at the Annual Meeting.

        The election of each of the nominees recommended for election as Class II Directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If elected, each of Messrs. Leschly and Rieflin will serve on the Board until the 2018 Annual Meeting of Stockholders or until his respective successor is duly elected and qualified. If either of Messrs. Leschly or Rieflin should become unable to accept election, the persons named as proxies may vote for a substitute nominee selected by the Board or the named proxies. Each of Messrs. Leschly and Rieflin has agreed to serve if elected, and the Company's management has no reason to believe that either nominee will be unable to serve.

        The name, principal occupation and other information concerning the nominees recommended for election at the Annual Meeting to serve as Class II Directors and each continuing director, including the specific experience, qualifications, attributes or skills that led the Board to determine that the nominees or other current directors should serve as directors, are set forth below. For more information regarding the independence of our directors, please see "Board of Directors and Governance—Independence."

Class II Nominees for Election to Three-Year Terms Expiring at the 2018 Annual Meeting of Stockholders

        Mark Leschly, age 46, has served as a member of our Board since 2002. From 2002 until June 2013, Mr. Leschly served as our Chairman. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. In addition, since 2014, Mr. Leschly has been the owner and managing member of Iconia LLC, which primarily focuses on providing brand management consulting services. From 1994 through 1999, Mr. Leschly was an Associate and then a general partner of HealthCare Ventures, L.P., a venture capital management company. Mr. Leschly previously served as a director of Verenium Corporation, NitroMed, Inc., Senomyx, Inc. and Tercica, Inc., and he is on the board of a number of private companies. Mr. Leschly received an A.B. from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

        Mr. Leschly was initially appointed as a designee of one of our venture capital investors. Mr. Leschly's extensive experience in venture capital, in-depth knowledge of life sciences companies and financial and management advisory expertise, as well as his experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Mr. Leschly should be nominated to serve an additional term as a Class II Director of the Company.

        William J. Rieflin, age 55, has served as our Independent Lead Director since May 2014 and has served as a member of our Board since March 2011. Since September 2010, he has been the Chief Executive Officer and a director of NGM Biopharmaceuticals, Inc., a biotechnology company. From 2004 until 2010, he served as President of XenoPort, Inc., a biotechnology company focused on the discovery and development of transported prodrugs. From 1996 to 2004, he held various positions with Tularik Inc., a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression, the most recent of which was Executive Vice President, Administration, Chief Financial Officer, General Counsel and Secretary. Amgen Inc., a biotechnology company, acquired Tularik in 2004. Mr. Rieflin is currently a director of XenoPort, Inc., Flexus Biosciences, Inc. and NGM Biopharmaceuticals, Inc. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School.

        Mr. Rieflin's extensive experience in the biopharmaceutical industry, including as Chief Executive Officer of NGM Biopharmaceuticals, Inc., his leadership skills, operational expertise and financial knowledge, which enable him to serve as a financial expert on our Audit Committee, and his experience as a member of the board of directors of other public companies contributed to the Board's conclusion that Mr. Rieflin should be nominated to serve an additional term as a Class II Director of the Company.

Class III Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

        Paul L. Berns, age 48, has served as our President and Chief Executive Officer since March 2014, Chairman since June 2013 and as a member of our Board since May 2012. From September 2012 to March 2014, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From March 2006 to September 2012, Mr. Berns served as President and Chief Executive Officer, and member of the board of directors, of Allos Therapeutics, Inc., which was acquired by Spectrum Pharmaceuticals, Inc. in September 2012. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President,

Marketing of BASF Pharmaceuticals/Knoll and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company. Mr. Berns has been a director of Cellectar Biosciences, Inc. since November 2013, of Jazz Pharmaceuticals, PLC since June 2010 and of XenoPort, Inc. since 2005. Mr. Berns received a B.S. in Economics from the University of Wisconsin.

        Mr. Berns's extensive experience in the biopharmaceutical industry, demonstrated leadership and operational skills, significant product development and commercial experience, strategic and business development expertise and in-depth knowledge of the Company's management team, strategy, partners and development pipeline, as well as his service on the boards of directors of other public companies, contributed to the Board's conclusion that Mr. Berns should serve as the Chairman of the Company's Board.

        Lucy Shapiro, Ph.D., age 74, one of our co-founders, has served as a member of our Board since our inception in 2000. She is also the co-chair of our scientific advisory board. Dr. Shapiro, the Virginia and D.K. Ludwig Professor of Cancer Research and Director of the Beckman Center for Molecular and Genetic Medicine in the School of Medicine at Stanford University, has been at Stanford University since 1989. Dr. Shapiro is a Fellow of the American Association for the Advancement of Sciences and has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. She was elected to the American Philosophical Society and received the Selman Waksman Award from the National Academy of Sciences in 2005 and in 2009 was given the Canada Gairdner International Award, considered one of the most prestigious awards in biomedical science. She was awarded the 2011 President's National Medal of Science by President Obama. In 2010, she was presented with the Abbott Lifetime Achievement Award. Dr. Shapiro is currently a non-executive director of Pacific Biosciences of California, Inc., and she was a non-executive director of GenProbe from 2008 to 2012 and of GlaxoSmithKline (GSK) from 2001 to 2006. She received a B.S. from Brooklyn College and a Ph.D. in molecular biology from the Albert Einstein School of Medicine.

        Dr. Shapiro's extensive scientific expertise, in-depth understanding of the Company and its boron chemistry platform and industry experience, as well as her experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Dr. Shapiro should serve as a director of the Company.

        Wendell Wierenga, Ph.D., age 67, has served as a member of our Board since September 2014. Dr. Wierenga is a seasoned pharmaceutical executive with broad experience in all aspects of research, drug discovery and drug development. From June 2011 until February 2014, Dr. Wierenga served as Executive Vice President, Research and Development of Santarus, Inc., a public biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. From 2007 until May 2011, he served as Executive Vice President, Research and Development of Ambit Biosciences Corporation. From 2003 to 2007, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. From 1990 to 2000, Dr. Wierenga was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis, a division of Warner Lambert Co. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co. and its successor companies for 16 years in various positions, most recently as executive director of discovery research. In addition, Dr. Wierenga is a member of the boards of directors of XenoPort, Inc., Cytokinetics, Incorporated, Ocera Therapeutics, Inc., Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc. During the prior five years, Dr. Wierenga also previously served on the board of Onyx Pharmaceuticals, Inc. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University.

        Dr. Wierenga's extensive experience in the biopharmaceutical industry, broad managerial, board and strategic leadership experience and thorough understanding of pharmaceutical drug discovery and development, as well as his service on the board of directors of other public companies, contributed to the Board's conclusion that Dr. Wierenga should serve as a director of the Company.

Class I Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

        Anders D. Hove, M.D., age 49, has served as a member of our Board since 2005. Dr. Hove is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm, and from 2002 to 2003 he also served as Chief Executive Officer of Bellevue Asset Management, LLC, an investment company. Dr. Hove is a member of the board of directors of a number of private companies. He received an M.Sc. from the Technical University of Denmark, an M.D. from the University of Copenhagen and an M.B.A. from the Institut Européen d'Administration des Affaires, or INSEAD.

        Dr. Hove was initially appointed as a designee of one of our venture capital investors. Dr. Hove's extensive experience in venture capital, in-depth knowledge of pharmaceutical operations and financial expertise, as well as his medical background, contributed to the Board's conclusion that Dr. Hove should serve as a director of the Company.

        Keith R. Leonard, Jr., age 53, has served as a member of our Board since May 2014. Mr. Leonard has more than 20 years of experience in the pharmaceutical industry and is the President, Chief Executive Officer and a member of the board of directors of Kythera Biopharmaceuticals, Inc., a biopharmaceutical company that he co-founded focused on discovering, developing and commercializing drugs for the aesthetic medicine market. From 1991 to 2004, Mr. Leonard held various positions at Amgen Inc., most recently as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries. During the prior five years, Mr. Leonard also previously served on the boards of Affymax, Inc. and ARYx Therapeutics, Inc. Mr. Leonard received a B.S. in Engineering from the University of California, Los Angeles, a B.A. in History from the University of Maryland, an M.S. in Engineering from the University of California, Berkeley, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

        Mr. Leonard's extensive experience in the pharmaceutical industry, including as President and Chief Executive Officer of Kythera Biopharmaceuticals, Inc., significant expertise in global product development, commercial execution and strategic planning and his experience as a member of the board of directors of other public companies, contributed to the Board's conclusion that Mr. Leonard should serve as a director of the Company.

Vote Required for Approval

        The election, as a Class II Director to serve on the Board until the 2018 Annual Meeting of Stockholders or until his respective successor is duly elected and qualified, of each of Mark Leschly (Proposal No. 1A) and William J. Rieflin (Proposal No. 1B) requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

        Ernst & Young LLP has audited the Company's financial statements since 2002. Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate.

        While stockholder ratification is not required by the Company's Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practices. If the stockholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Vote Required for Approval

        Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015 (Proposal No. 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3:

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        We have adopted a performance-based compensation philosophy that is intended to focus our executive officers, including our named executive officers, on the achievement of our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

  •
  attract, engage and retain exceptionally talented and highly experienced executive officers in the competitive and dynamic life sciences industry;

  •
  motivate and reward our executive officers whose knowledge, skills and performance contribute to our success;

  •
  encourage and inspire our executive officers to achieve strategic corporate objectives by linking incentive award opportunities to the achievement of individual and corporate short-term and long-term goals;

  •
  align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding them when stockholder value increases; and

  •
  discourage excessive risk-taking.

        We urge our stockholders to read the "Compensation Discussion and Analysis" section of this proxy statement, which describes our executive compensation philosophy and how we implemented it through our 2014 compensation program for our current and former principal executive officers, our principal financial officer and three other most highly compensated executive officers at the end of 2014.

        Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This non-binding, advisory vote is commonly referred to as a "say-on-pay" vote.

        At our 2011 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a "say-on-pay" vote every year, every two years or every three years. While our stockholders did not indicate a majority preference for how frequently we hold a say-on-pay vote, our Board determined to hold such a vote every year. Accordingly, we are submitting the following resolution for stockholder approval at the Annual Meeting:

          "RESOLVED, that the stockholders of Anacor Pharmaceuticals, Inc. approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2015 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the compensation tables and other narrative compensation disclosures."

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, programs and practices described in this proxy statement. As this is a non-binding, advisory vote, the result will not be binding on the Company, our Board or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating the Company's compensation philosophy, programs and practices.

Vote Required for Approval

        The approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR"
THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS,
OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

BOARD OF DIRECTORS AND GOVERNANCE

Composition of the Board

        The Board is currently comprised of seven directors. The Board is divided into three classes, with the directors in each class serving three-year terms. The terms of each class expire at successive Annual Meetings of Stockholders so that the stockholders elect one class of directors at each Annual Meeting of Stockholders. David P. Perry and Paul H. Klingenstein resigned from the Board effective March 18, 2014 and September 11, 2014, respectively.

Role and Meetings of the Board

        The Board meets regularly to review significant developments affecting the Company and to act on matters requiring the approval of the Board. The Board held fourteen board meetings during the year ended December 31, 2014. During the year ended December 31, 2014, each of our incumbent directors attended at least 75%, in the aggregate, of (i) the meetings of the Board held during the period that such director served and (ii) the meetings held by the committees of the Board on which such director served during the period that such director served.

Corporate Governance

        The Company maintains a corporate governance page on its website that includes key information about its Code of Business Conduct and Ethics and charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. The corporate governance page can be found on our website at http://www.anacor.com in the Investors section under "Corporate Governance."

Board Leadership Structure

        Mr. Berns has served as our Chairman since June 2013 and as our President and Chief Executive Officer since March 2014. The Board believes that Mr. Berns's service in a combined Chairman/Chief Executive Officer role helps to ensure that the Board and management act with a common purpose, provides strong, unified leadership to enable our management team to execute on the Company's strategic initiatives and business plans and optimizes communication with the Board. The Board also believes that Mr. Berns's extensive experience in the biopharmaceutical industry and in-depth knowledge of the Company allows him to bring both a strategic and an operational perspective to this combined position. However, no single leadership model is right for all companies and at all times, and the Board may review its leadership structure in the future.

        In May 2014, the Board appointed Mr. Rieflin to serve as the Company's Independent Lead Director. The Board believes that having an Independent Lead Director enhances overall Board effectiveness and provides an appropriate balance in the Company's leadership. The responsibilities of the Independent Lead Director include: establishing, with the Chairman, the agenda for regular Board meetings; serving as chairman of Board meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and performing such other duties as may be established or delegated by the Chairman.

        The Board has delegated certain responsibilities to the committees of the Board. The Board has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters. Each committee is chaired by an independent director who reports to the full Board on the activities and findings of his or her respective committee. The Board believes that this delegation of responsibilities facilitates efficient decision-making and communication among the directors and management.

Board Oversight of Risk

        The Board has responsibility for the oversight of risk management, while the Company's management has the day-to-day responsibility for the identification and control of risk at the Company. The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company and the appropriate steps that should be taken in order to monitor and control such exposures. The committees assist the Board in fulfilling its risk oversight responsibilities within their respective areas of responsibility. For example, pursuant to its written charter, the Audit Committee oversees the Company's guidelines and policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's compensation policies and programs. The Nominating and Corporate Governance Committee focuses on the management of risks associated with the organization, membership and structure of the Board, the corporate governance structure of the Company and certain healthcare compliance matters. Each committee of the Board meets and reports its findings to the Board on a regular basis.

Independence

        The Board is currently comprised of seven directors. The Board uses the standards of independence established by the SEC and NASDAQ in determining whether its members are independent. The Board has affirmatively determined that each of the Company's current directors (other than Mr. Berns) is, and prior to his resignation Mr. Klingenstein was, independent under the director independence criteria established by NASDAQ. Mr. Berns is not an independent director by virtue of his employment with the Company.

        In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets any additional "independence" criteria established by NASDAQ or the SEC required for service on such committees.

Executive Sessions and Meetings of Independent Directors

        The Board generally holds executive sessions of the independent directors following each regularly scheduled in-person meeting of the Board. Executive sessions do not include any employee directors of the Company.

Board Attendance at Annual Meetings of Stockholders

        The Company encourages members of the Board to attend the Company's Annual Meetings of Stockholders, but they are not required to do so. Four of the six directors who were members of the Board at the time of the Company's 2014 Annual Meeting of Stockholders held on May 29, 2014 were in attendance thereat.

Communication with the Board

        The Board has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications to the following address:

  Anacor Pharmaceuticals, Inc.
  c/o Company Secretary
  1020 East Meadow Circle
  Palo Alto, CA 94303-4230

        Any such communication must state the number of shares owned by the stockholder making the communication. In any such communication, an interested person may also designate a particular director, or a committee of the Board, such as the Audit Committee, to which such communication should be directed. Our legal department will forward all correspondence to the Board or the particularly designated audience, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate or frivolous material. Our legal department may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics as our "code of ethics" as defined by regulations promulgated under the Securities Act and the Exchange Act, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website at http://www.anacor.com in the Investors section under "Corporate Governance."

Anti-Hedging and Anti-Pledging Policy

        The Company prohibits its directors, officers and employees from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company's securities, (ii) pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account and (iii) effecting "short sales" of the Company's securities.

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Person Transactions

        In accordance with applicable NASDAQ rules, all Related Person Transactions must be submitted to the Audit Committee or, as applicable, another independent committee established by the Board for review, approval or ratification. A "Related Person Transaction" is any transaction in which the Company was or is to be a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A "Related Person" is any executive officer, director or nominee for director of the Company, a greater than 5% beneficial owner of the Company's outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity owned or controlled by any of the foregoing.

        Our management is responsible for presenting to the Audit Committee (or, as applicable, another independent committee established by the Board) for review, consideration and approval or ratification any Related Person Transaction proposed to be entered into by the Company, including the aggregate value of such transaction, if applicable. In reviewing a proposed Related Person Transaction, the committee considers and reviews such transaction to determine, among other things, whether such transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person or otherwise fair to the Company. After review, the committee shall approve or disapprove such transaction. No director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest.

Committees of the Board

        The Board has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters. In May 2014, the Board dissolved the previously-established Transaction Committee and determined that no compensation would be payable in respect of service on such committee during 2014 through such dissolution.

Audit Committee

        The Board has established an Audit Committee currently consisting of Messrs. Leonard, Leschly and Rieflin. Mr. Rieflin, who the Board has determined is an "audit committee financial expert" (as that term is defined in Item 407(d)(5) of Regulation S-K), serves as the chairman of the Audit Committee. Each member of the Audit Committee is independent under Rule 10A-3 of the Exchange Act and the applicable rules of NASDAQ.

        The Audit Committee's primary purpose is to act on behalf of the Board in fulfilling the Board's oversight responsibilities with respect to the Company's corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company's financial statements, reports and internal controls, the qualifications, independence and performance of the Company's independent registered public accounting firm and the performance of the Company's internal audit function. The Audit Committee's report begins on page 60.

        The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." The Audit Committee met four times during the year ended December 31, 2014.

Compensation Committee

        The Board has established a Compensation Committee currently consisting of Dr. Hove and Messrs. Leonard and Rieflin, all of whom are independent under applicable NASDAQ rules, "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Dr. Hove serves as chairman of the Compensation Committee. The purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board's responsibilities to oversee the Company's compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company's executive officers, as well as to review, discuss with management and approve the Company's "Compensation Discussion and Analysis" disclosures and to review and approve the Committee report on executive compensation included in the Company's annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time. The Compensation Committee's report is set forth on page 45. For a discussion of the role of management and the use of compensation consultants in determining executive compensation, see "Executive Compensation—Compensation Discussion and Analysis."

        The Compensation Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." Under its charter, the Compensation Committee may form and delegate its authority to subcommittees or the chairperson of the Committee when it deems it appropriate and in the best interests of the Company, including, but not limited to, delegating its authority to a subcommittee composed of one or more members of the Board to grant stock awards under the Company's equity incentive plans to persons who are not (a) "Covered Employees" under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (c) then subject to Section 16 of the Exchange Act. The Compensation Committee met eight times during the year ended December 31, 2014.

Nominating and Corporate Governance Committee

        The Board has established a Nominating and Corporate Governance Committee currently consisting of Drs. Shapiro and Wierenga and Mr. Leschly, all of whom are independent under applicable NASDAQ rules. The primary purposes of the Nominating and Corporate Governance Committee are to: (i) oversee all aspects of the Company's corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company's management; (v) recommend to the Board for selection candidates to the Board to serve as nominees for director at Annual Meetings of Stockholders; and (vi) make other recommendations to the Board regarding affairs relating to the directors. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee may utilize third-party search firms and will consider recommendations from directors, management and others, including the Company's stockholders.

        In general, the Nominating and Corporate Governance Committee looks for new members possessing relevant expertise to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. Candidates for director nominees are reviewed in the context of these standards, as well as the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company. With respect to the nomination of continuing directors for re-election, the individual's past performance as a director is also considered. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is important that the members of the Board represent diverse viewpoints. The Nominating and Corporate Governance Committee periodically reviews the composition of the Board, including whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company.

        The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by stockholders, who may submit recommendations to the Nominating and Corporate Governance Committee, care of Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary. To be considered by the Nominating and Corporate Governance Committee, such recommendations must include the name of the nominee, a description of the nominee's business experience for at least the previous five years, complete biographical information, a description of the qualifications of the nominee, a representation that the nominating stockholder is, and has been for at least one year, a stockholder of the Company and a consent signed by the nominee evidencing a willingness to be named as a nominee and to serve as a director if elected. Nominees for director who are recommended by stockholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by stockholders may also be made in the manner set forth under "Stockholders' Proposals."

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://www.anacor.com in the Investors section under "Corporate Governance." The Nominating and Corporate Governance Committee met twice during the year ended December 31, 2014.

Compensation Committee Interlocks and Insider Participation

        For the period from January 1, 2014 to March 18, 2014, Mr. Berns (Chairman), Dr. Hove and Mr. Rieflin comprised the Compensation Committee. Mr. Berns resigned as a member of the Compensation Committee effective as of March 18, 2014 upon his appointment as President and Chief Executive Officer of the Company. From April 15, 2014, Dr. Hove has served as the Chairman of the Compensation Committee, and Mr. Leonard joined Dr. Hove and Mr. Rieflin as a member of the Compensation Committee on November 12, 2014.

        No member of the Compensation Committee is or has formerly been an officer or employee of the Company. In 2014, none of our executive officers served on the board of directors or compensation committee of another entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company. Please refer to "Related Person Transactions" for information concerning certain transactions with or involving funds affiliated with Venrock, an affiliate of Dr. Hove.

Director Compensation

        The Board and Compensation Committee have periodically engaged Compensia, Inc. ("Compensia"), a national independent compensation consulting firm, to evaluate the design and competitiveness of the Company's independent director compensation program based on market data and trends in director compensation. Based in part on the input and analysis provided by Compensia, the Board adjusted the levels and structure of the Company's independent director compensation program for 2014 (the "Director Compensation Program"). The Director Compensation Program was effective from January 1, 2014.

        Under the Director Compensation Program, only directors who are determined to be "independent" in accordance with applicable NASDAQ rules (the "Independent Directors") are eligible to receive compensation for their service as directors. Each of the Company's current directors, other than Mr. Berns, qualifies as an Independent Director.

        Annual Cash Retainers:    Under the Director Compensation Program, (i) each Independent Director is eligible to receive an annual cash retainer in the amount of $40,000 and (ii) the Independent Lead Director is eligible to receive a supplemental cash retainer in the amount of $25,000, in each case for each year of service on the Board, payable semiannually in equal installments following the conclusion of the Company's second and fourth quarters. Such retainers are prorated based on the date of commencement and/or termination of such Independent Director's service in any year.

        Annual Option Grant:    Under the Director Compensation Program, (i) each Independent Director who has served on the Board for six months or longer as of the date of the Company's Annual Meeting of Stockholders is eligible to receive an option to purchase 15,000 shares (each, an "Annual Grant"), (ii) the Independent Lead Director is eligible to receive a supplemental annual option grant to purchase 9,000 shares (the "Annual Lead Director Grant") and (iii) each new Independent Director appointed or elected to the Board is eligible to receive, in lieu of the Annual Grant, an option to purchase 27,000 shares (each, a "New Director Grant"), in each case on the following material terms:

  •
  Grant Date:  The grant date for (i) each Annual Grant and Annual Lead Director Grant is the date of the Annual Meeting of Stockholders and (ii) each New Director Grant is the date of the commencement of the relevant Independent Director's service on the Board, in each case unless otherwise determined by the Board.

  •
  Exercise Price:  The exercise price is the per share closing price of the shares on the date of grant.

  •
  Vesting:  Each (i) Annual Grant and Annual Lead Director Grant vests in a series of 12 equal monthly installments measured from the grant date and (ii) New Director Grant vests in a series of three equal annual installments measured from the grant date, in each case subject to the Independent Director remaining in the Company's "continuous service."

        Committee Cash Retainers:    Under the Director Compensation Program, (i) each Independent Director that serves as chair of the Audit, Compensation or Nominating and Corporate Governance Committee is eligible to receive an annual cash retainer in the amount of $30,000, $15,000 or $10,000, respectively and (ii) each Independent Director that serves on the Audit, Compensation or Nominating and Corporate Governance Committee (other than the respective chair of such committees) is eligible to receive an annual cash retained in the amount of $10,000, $6,000 or $5,000, respectively, in each case payable semiannually in equal installments following the conclusion of the Company's second and fourth quarters. Such retainers are prorated based on the date of commencement and/or termination of such Independent Director's service in any year.

        The Company also reimburses the travel expenses of any director who travels to attend board meetings.

        In addition, we are party to a change of control agreement with Dr. Shapiro that we entered into in 2006, which provides that in the event of a change of control of the Company, all unvested stock options and restricted stock granted to Dr. Shapiro by the Company and then held by her shall immediately vest as of the date immediately prior to the effective date of the change of control.

        The following table sets forth, for the fiscal year ended December 31, 2014, the total compensation paid to the Independent Directors serving on the Board.

 Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(8)		Total ($)
Anders D. Hove, M.D.	52,400	(1)	155,888		208,288
Paul H. Klingenstein	41,833	(2)	155,888	(9)	197,721
Keith R. Leonard, Jr.	27,528	(3)	293,590		321,118
Mark Leschly	52,278	(4)	155,888		208,166
William J. Rieflin	90,785	(5)	249,420		340,205
Lucy Shapiro, Ph.D.	45,000	(6)	177,846	(10)	222,846
Wendell Wierenga, Ph.D.	12,903	(7)	524,475		537,378

(1)
Represents an annual cash retainer of $40,000, a prorated Compensation Committee chairperson cash retainer of $10,667 and a prorated Compensation Committee member cash retainer of $1,733. Dr. Hove was appointed chairman of the Compensation Committee on April 15, 2014. In 2014, Dr. Hove's director compensation was paid directly to VR Management, LLC, which is the management company for Venrock Associates IV, L.P., Venrock Partners, L.P. and Venrock Entrepreneurs Fund IV, L.P., as described under "Security Ownership of Certain Beneficial Owners and Management."

(2)
Represents a prorated annual cash retainer of $27,889, a prorated Nominating and Corporate Governance Committee chairperson cash retainer of $6,972 and a prorated Audit Committee member cash retainer of $6,972. Mr. Klingenstein resigned from the Board on September 11, 2014.

(3)
Represents a prorated annual cash retainer of $23,656, a prorated Audit Committee member cash retainer of $3,056 and a prorated Compensation Committee member cash retainer of $817. Mr. Leonard was appointed to the Board on May 29, 2014, the Audit Committee on September 11, 2014 and the Compensation Committee on November 12, 2014.

(4)
Represents an annual cash retainer of $40,000, a prorated Audit Committee member cash retainer of $7,278 and a Nominating and Corporate Governance Committee member cash retainer of $5,000. Mr. Leschly was appointed to the Audit Committee on April 9, 2014.

(5)
Represents an annual cash retainer of $40,000, a prorated Independent Lead Director annual cash retainer of $14,785, an Audit Committee chairperson cash retainer of $30,000 and a Compensation Committee member cash retainer of $6,000. Mr. Rieflin was appointed Independent Lead Director on May 29, 2014.

(6)
Represents an annual cash retainer of $40,000 and a Nominating and Corporate Governance Committee member cash retainer of $5,000.

(7)
Represents a prorated annual cash retainer of $12,222 and a prorated Nominating and Corporate Governance Committee member cash retainer of $681. Dr. Wierenga was appointed to the Board on September 11, 2014 and the Nominating and Corporate Governance Committee on November 12, 2014.

(8)
Amounts shown represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 ("ASC 718"). These amounts do not reflect compensation actually received by the Independent Directors. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report. The aggregate number of options granted to each Independent Director in 2014 was as follows: 15,000 options for Dr. Hove; 15,000 options for Mr. Klingenstein; 27,000 options for Mr. Leonard; 15,000 options for Mr. Leschly; 24,000 options for Mr. Rieflin; 16,500 options for Dr. Shapiro; and 27,000 options for Dr. Wierenga. As of December 31, 2014, the aggregate number of outstanding options (including unvested option awards) held by each Independent Director was as follows: 87,500 options for Dr. Hove; 27,000 options for Mr. Leonard; 99,000 options for Mr. Leschly; 89,000 options for Mr. Rieflin; 8,313 options for Dr. Shapiro; and 27,000 options for Dr. Wierenga. Mr. Klingenstein did not have any outstanding option awards as of December 31, 2014. Under an agreement between Dr. Hove and VRM, Dr. Hove is deemed to hold options held by him at the direction, and for the sole benefit, of VRM.

(9)
As a result of his resignation from the Board on September 11, 2014, Mr. Klingenstein forfeited 11,250 of the options granted to him in 2014, which had an aggregate grant date fair value of $116,916.

(10)
Includes 1,500 options granted to Dr. Shapiro in connection with her service as co-chair of the Company's scientific advisory board, which had an aggregate grant date fair value of $21,958. Such option has an exercise price equal to the per share closing price of the shares on the date of grant and vests in a series of 24 equal monthly installments measured from the vesting commencement date of January 1, 2014, subject to Dr. Shapiro remaining in the Company's "continuous service."

Other Compensation Information

        The Company does not maintain any defined benefit pension plans or nonqualified defined contribution or deferred compensation plans for the members of the Board.

Ownership Guidelines for Directors

        We encourage long-term share ownership by our Independent Directors. In early 2015, we adopted minimum stock ownership guidelines for our directors, which require, within specified periods of time, holdings of Company equity equal to at least 3x their annual cash retainer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and accompanying footnotes show information as of April 7, 2015 regarding the beneficial ownership of the Company's shares by:

  •
  each person who was known by the Company to own beneficially more than 5% of its shares;

  •
  each member of the Board and each of the Company's named executive officers; and

  •
  all members of the Board and the Company's executive officers as a group.

        For purposes of the table below, we deem shares subject to options that are exercisable or exercisable within sixty days of April 7, 2015, restricted stock units vesting within sixty days of April 7, 2015 and shares issuable upon conversion of 2.00% Convertible Senior Notes due 2021 of the Company (the "Convertible Senior Notes") that are convertible or convertible within sixty days of April 7, 2015 to be outstanding and to be beneficially owned by the person holding the options, restricted stock units or Convertible Senior Notes, as applicable, for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. We have the right to settle the Convertible Senior Notes in cash, shares or a combination thereof (with the form of consideration at our election). Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them. On April 7, 2015, there were 43,741,367 shares outstanding. Unless otherwise specified, the address of each director and executive officer is c/o Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303.

	Shares Beneficially Owned(10)
Name and Address	Number of Shares	Percentage of Common Stock
5% Stockholders:
Baker Bros. Advisors LP(1)	4,204,702	9.6%
Wellington Management Group LLP(2)	3,576,690	8.2%
Entities affiliated with Venrock(3)	3,070,682	7.0%
BlackRock, Inc.(4)	2,805,339	6.4%
GlaxoSmithKline plc(5)	2,771,374	6.3%
Palo Alto Investors, LLC(6)	2,521,822	5.8%
Eagle Asset Management, Inc.(7)	2,328,177	5.3%
Directors and Executive Officers:
Paul L. Berns	299,999	*
Anders D. Hove, M.D.(3)	—	*
Keith R. Leonard, Jr.	9,000	*
Mark Leschly(8)	99,000	*
William J. Rieflin	89,000	*
Lucy Shapiro, Ph.D.	7,875	*
Wendell Wierenga, Ph.D.	—	*
Vincent P. Ippolito	41,325	*
Geoffrey M. Parker(9)	596,482	1.4%
Ryan T. Sullivan	17,082	*
Lee T. Zane, M.D.	220,524	*
All directors and executive officers as a group (15 persons)	1,980,038	4.5%

*
Less than 1%.

(1)
Based solely on information contained in a Schedule 13G filed with the SEC on February 17, 2015 by Baker Bros. Advisors LP ("Baker Bros."). In the Baker Bros. Schedule 13G, Baker Bros. reported sole voting power and sole dispositive power over 4,204,702 shares. Includes 3,776,081 shares held by Baker Brothers Life Sciences, L.P. ("Life Sciences"), 94,324 shares held by 14159, L.P. ("14159") and 334,297 shares held by 667, L.P. ("667," and together with Life Sciences and 14159, the "Baker Bros. Funds"). Pursuant to the amended and restated management agreements among Baker Bros., the Baker Bros. Funds and their respective general partners, Baker Bros. has complete and unlimited discretion and authority with respect to the Baker Bros. Funds' investments and voting power over investments. Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker as principals of Baker Bros. Advisors (GP) LLC, and Baker Bros. may be deemed to be beneficial owners of the shares directly held by the Baker Bros. Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such shares. Each of Baker Bros., Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker disclaim beneficial ownership of the shares held by each of the Baker Bros. Funds. Baker Bros.'s address is 667 Madison Avenue, 21st Floor, New York, NY 10065.

(2)
Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2015 by Wellington Management Group LLP ("Wellington Management"). In the Wellington Management Schedule 13G, Wellington Management reported shared voting power over 3,367,623 shares and shared dispositive power over 3,576,690 shares. The shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. Wellington Management's address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)
Shares held by entities affiliated with Venrock include (i) 996,236 shares held by Venrock Healthcare Capital Partners, L.P. ("VHCP"), 182,238 shares held by VHCP Co-Investment Holdings, LLC ("VHCP Co."), 1,259,308 shares held by Venrock Associates IV, L.P. ("VAIV"), 256,812 shares held by Venrock Partners, L.P. ("VP") and 30,941 shares held by Venrock Entrepreneurs Fund IV, L.P. ("VEFIV"), (ii) 65,346 shares issuable upon the conversion of Convertible Senior Notes held by VHCP, 11,948 shares issuable upon the conversion of Convertible Senior Notes held by VHCP Co., 151,658 shares issuable upon the conversion of Convertible Senior Notes held by Venrock Healthcare Capital Partners II, L.P. ("VHCP II") and 28,695 shares issuable upon the conversion of Convertible Senior Notes held by VHCP Co-Investment Holdings II, LLC ("VHCP Co. II") and (iii) 87,500 shares issuable upon the exercise of outstanding options held by Dr. Hove that, in the case of clauses (ii) and (iii), are convertible or exercisable (as applicable) or convertible or exercisable within 60 days of April 7, 2015. Under an agreement between Dr. Hove and VR Management, LLC ("VRM"), Dr. Hove is deemed to hold options held by him at the direction, and for the sole benefit, of VRM. VRM is the management company for VAIV, VP and VEFIV and may be deemed to beneficially own these shares. VHCP Management, LLC ("VHCPM") is the general partner of VHCP and the manager of VHCP Co. and may be deemed to beneficially own these shares. VHCP Management II, LLC ("VHCPM II") is the general partner of VHCP II and the manager of VHCP Co. II and may be deemed to beneficially own these shares. Venrock Management IV, LLC ("VMIV") is the sole general partner of VAIV and may be deemed to beneficially own these shares. Venrock Partners Management, LLC ("VPM") is the sole general partner of VP and may be deemed to beneficially own these shares. VEF Management IV, LLC ("VEFMIV") is the sole general partner of VEFIV and may be deemed to beneficially own these shares. Dr. Hove is a manager of VHCPM and VHCPM II and a member of VRM, VMIV, VPM and VEFMIV and may be deemed to beneficially own these shares. Dr. Hove, VHCPM, VHCPM II, VRM, VMIV, VPM and VEFMIV expressly disclaim beneficial ownership over these shares except to the extent of their indirect pecuniary interests therein. The address of Dr. Hove and each of the Venrock entities listed above is c/o Venrock, 3340 Hillview Avenue, Palo Alto, CA 94304.

(4)
Based solely on information contained in a Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc. ("BlackRock"). In the BlackRock Schedule 13G, BlackRock reported sole voting power and sole dispositive power, held through subsidiaries, over 2,805,339 shares. BlackRock's address is 55 East 52nd Street, New York, NY 10022.

(5)
Based solely on information contained in a Schedule 13D filed with the SEC on February 13, 2015 by GlaxoSmithKline plc ("GSK"). In the GSK Schedule 13D, GSK reported sole voting power and sole dispositive power over 2,771,374 shares, which are held of record by GlaxoSmithKline LLC, an indirect, wholly-owned subsidiary of GSK. GSK's address is 980 Great West Road, Brentford, Middlesex TW8 9GS, England.

(6)
Based solely on information contained in a Schedule 13G filed with the SEC on February 18, 2015 by Palo Alto Investors, LLC ("PAI"). In the PAI Schedule 13G, PAI reported shared voting power and shared dispositive power over 2,521,822 shares. PAI is a registered investment adviser and is the general partner and investment adviser of investment limited partnerships, and is the investment adviser to other investment funds. PAI's clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Dr. Patrick Lee and Dr. Anthony Joonkyoo Yun co-manage PAI. Each of PAI, Dr. Lee and Dr. Yun disclaims beneficial ownership of the shares except to the extent of such entity's or individual's pecuniary interest therein. PAI's address is 470 University Avenue, Palo Alto, CA 94301.

(7)
Based solely on information contained in a Schedule 13G filed with the SEC on January 6, 2015 by Eagle Asset Management, Inc. ("EAM"). In the EAM Schedule 13G, EAM reported sole voting power and sole dispositive power over 2,328,177 shares. EAM's address is 880 Carillon Parkway, St. Petersburg, FL 33716.

(8)
Excludes 258,662 shares held by Rho Ventures IV Holdings LLC ("RV IV Holdings"), 68,620 shares held by Rho Ventures IV, L.P. ("RV IV"), 362,663 shares held by Rho Ventures IV (QP), L.P. ("RV QP") and 377,947 shares held by Rho Ventures IV GmbH & Co Beteiligungs KG ("RV KG"). Rho Management Ventures IV, L.L.C. ("RMV") is the general partner of RV IV and RV QP and the managing member of RV IV Holdings; and Rho Capital Partners Verwaltungs GmbH ("RCP GmbH") is the general partner of RV KG. RMV and RCP GmbH own no shares directly. Mr. Leschly is a managing member of RMV and a managing director of RCP GmbH, has voting and investment control over the shares owned by RV IV Holdings, RV IV, RV QP and RV KG and may be deemed to beneficially own the shares held by RV IV Holdings, RV IV, RV QP and RV KG. Mr. Leschly expressly disclaims beneficial ownership over the shares held by RV IV Holdings, RV IV, RV QP and RV KG except to the extent of his indirect pecuniary interests therein. Mr. Leschly's address is c/o Rho Capital Partners, Inc., 152 West 57th Street, 23rd Floor, New York, NY 10019.

(9)
Includes 10,000 shares held in an Individual Retirement Account controlled by Mr. Parker and 173,000 shares held in a trust for which Mr. Parker and his spouse, Jill Gofen Parker, serve as trustees.

(10)
Includes the following shares issuable upon the exercise of options that are exercisable or exercisable within sixty days of April 7, 2015 or the vesting of restricted stock units vesting within sixty days of April 7, 2015: for Mr. Berns, 241,499 shares; for Mr. Leonard, 9,000 shares; for Mr. Leschly, 99,000 shares; for Mr. Rieflin, 89,000 shares; for Dr. Shapiro, 7,875 shares; for Mr. Ippolito, 31,562 shares; for Mr. Parker, 325,482 shares; for Mr. Sullivan, 17,082 shares; for Dr. Zane, 198,233 shares; and for all directors and executive officers as a group, 1,547,337 shares.

 EXECUTIVE OFFICERS

        The executive officers of Anacor Pharmaceuticals, Inc. as of April 30, 2015, their positions and their ages are as listed below.

Name	Age	Position
Paul L. Berns	48	President, Chief Executive Officer and Chairman of the Board
Vincent P. Ippolito	56	Executive Vice President and Chief Commercial Officer
Geoffrey M. Parker	50	Executive Vice President and Chief Financial Officer
Sanjay Chanda, Ph.D.	50	Senior Vice President, Drug Development
Kirk R. Maples, Ph.D.	56	Senior Vice President, Program Management
Jacob J. Plattner, Ph.D.	68	Senior Vice President, Research
Carmen Rodriguez.	66	Senior Vice President, Regulatory Affairs and Quality Assurance
Ryan T. Sullivan	39	Senior Vice President, General Counsel and Secretary
Lee T. Zane, M.D.	45	Senior Vice President and Chief Medical Officer

        Paul L. Berns has served as our President and Chief Executive Officer since March 2014, Chairman since June 2013 and as a member of our Board since May 2012. From September 2012 to March 2014, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From March 2006 to September 2012, Mr. Berns served as President and Chief Executive Officer, and member of the board of directors, of Allos Therapeutics, Inc., which was acquired by Spectrum Pharmaceuticals, Inc. in September 2012. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company. Mr. Berns has been a director of Cellectar Biosciences, Inc. since November 2013, of Jazz Pharmaceuticals, PLC since June 2010 and of XenoPort, Inc. since 2005. Mr. Berns received a B.S. in Economics from the University of Wisconsin.

        Vincent P. Ippolito has served as our Executive Vice President and Chief Commercial Officer since March 2014. Prior to joining us, Mr. Ippolito served as Senior Vice President, General Manager, Aesthetics at Valeant Pharmaceuticals, Inc. following its acquisition of Medicis Pharmaceutical Corporation in December 2012. From 2008 to December 2012, Mr. Ippolito was Executive Vice President, Sales and Marketing at Medicis, after serving as Senior Vice President of North American Sales from 2006 to 2008 and General Manager of Dermatology Products from 2003 to 2006. From 1986 to 2003, Mr. Ippolito was employed by Novartis AG, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division. Mr. Ippolito received a B.A. from University of Wisconsin-Eau Clair in Business Administration.

        Geoffrey M. Parker has served as our Executive Vice President and Chief Financial Officer since May 2014 and was our Senior Vice President and Chief Financial Officer from September 2010 to May 2014. From December 2009 to September 2010, Mr. Parker provided consulting services to us, including serving as our Interim Chief Financial Officer from April 2010 to September 2010. From July 2009 to July 2010, Mr. Parker served in a consulting capacity as the Chief Business Officer of InteKrin Therapeutics, a privately held biopharmaceutical company in Los Altos, California. From 1997 to April 2009, Mr. Parker was a Vice President, Managing Director and Partner at the global investment banking and securities firm Goldman Sachs Group, Inc., leading their West Coast Healthcare Investment Banking practice during this time. Mr. Parker also served in various capacities with Goldman Sachs Group, Inc. from 1990 to 1995 and 1986 to 1988. From 1995 to 1997, Mr. Parker was

Vice President at Feibusch & Co., a venture capital firm in Larkspur, California. Mr. Parker is currently a member of the board of directors of ChemoCentryx, Inc., a clinical-stage biopharmaceutical company. Mr. Parker received an A.B. from Dartmouth College in Engineering Sciences and Economics and an M.B.A. from the Stanford Graduate School of Business.

        Sanjay Chanda, Ph.D., has served as our Senior Vice President, Drug Development since October 2013, after serving as Vice President, Interim Head of Drug Development from March 2012 to October 2013; Vice President, Preclinical Safety from January 2011 to March 2012; Vice President, Toxicology from January 2010 to January 2011; and Senior Director, Toxicology from January 2008 to January 2010. From March 2002 to January 2008, Dr. Chanda served in senior management positions with drug development oversight at NeurogesX, Inc. Prior to joining NeurogesX, Inc., Dr. Chanda held various toxicology positions at Cerus Corporation from February 1999 to February 2002. He received a B.S. degree in pharmacy and an M.S. degree in pharmaceutics from the Birla Institute of Technology, and a Ph.D. in pharmacology and toxicology from Northeast Louisiana University (now University of Louisiana at Monroe).

        Kirk R. Maples, Ph.D., has served as our Senior Vice President, Program Management since January 2007, after serving as our Vice President, Preclinical Development from August 2002 to January 2007. From December 2001 to August 2002, Dr. Maples worked with Anacor as part of his responsibilities as a consultant to the Defense Advanced Research Projects Agency, or DARPA. Prior to joining DARPA as a consultant in 2001, Dr. Maples was Senior Vice President, Research of Centaur Pharmaceuticals, Inc., a pharmaceutical research and development company, where he served in senior management positions with research oversight since 1993. He was a Clinical Assistant Professor at the University of New Mexico College of Pharmacy from 1991 to 1993. Dr. Maples received a B.S. from the University of Missouri at Kansas City and a Ph.D. in inorganic chemistry from Duke University.

        Jacob J. Plattner, Ph.D., has served as our Senior Vice President, Research since January 2007, after serving as our Vice President, Research from February 2004 to January 2007. From 1998 to 2004, Dr. Plattner was Vice President of Small Molecule Discovery Research at Chiron Corporation, a biopharmaceutical company. Prior to joining Chiron, Dr. Plattner held managerial and research positions in chemistry and pharmaceutical research with Abbott Laboratories, a pharmaceutical company, from 1977 to 1998. Dr. Plattner received a B.S. from the University of Illinois and a Ph.D. in organic chemistry from the University of California, Berkeley.

        Carmen Rodriguez has served as our Senior Vice President, Regulatory Affairs and Quality Assurance since November 2013, after serving as our Vice President, Regulatory Affairs and Quality from November 2010 to November 2013. From November 2007 to September 2010, Ms. Rodriguez served as Vice President Regulatory Affairs and Quality at InteKrin Therapeutics. From August 2005 to November 2007, Ms. Rodriguez served as Vice President Regulatory Affairs and Quality at Cambridge Antibody Technology. Previously, she held various senior regulatory leadership positions with Genencor International and Roche Global Development. Ms. Rodriguez received a B.S. degree in Pharmaceutical Chemistry and an M.S. degree in Medicinal Chemistry from Universidad Nacional de Mexico at Mexico City.

        Ryan T. Sullivan has served as our Senior Vice President, General Counsel and Secretary since April 2014. From July 2007 until December 2013, Mr. Sullivan worked as an attorney in the legal group of Warner Chilcott plc, a leading specialty pharmaceutical company that was acquired by Actavis plc. During his tenure, Mr. Sullivan served in a number of positions of increasing responsibility, including most recently as Vice President, General Counsel and Secretary of Warner Chilcott plc. Before joining Warner Chilcott plc, Mr. Sullivan practiced in the New York corporate law group of Cahill Gordon & Reindel LLP. Mr. Sullivan holds a B.S. from Cornell University and a J.D. from Cornell Law School.

        Lee T. Zane, M.D., M.A.S., has served as our Senior Vice President and Chief Medical Officer since October 2013, after serving as Vice President, Clinical Development and Interim Chief Medical

Officer from January 2012 to October 2013; Vice President, Clinical Development from August 2008 to January 2012; and Medical Director from January 2008 to August 2008. From July 2003 to December 2007, he was Assistant Professor of Clinical Dermatology at University of California, San Francisco (UCSF), where he also served as the Director of both the Mt. Zion Dermatology Clinical Research Unit and the Acne Specialty Practice. Dr. Zane received a B.A. from Colgate University, an M.D. from Stanford University, and a Master of Advanced Study (M.A.S.) in Clinical Research degree from UCSF. Dr. Zane is a board-certified dermatologist and an Assistant Clinical Professor of Dermatology and Epidemiology and Biostatistics at UCSF.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes our executive compensation philosophy and how we implemented it through our 2014 compensation program for our current and former principal executive officers, our principal financial officer and three other most highly compensated executive officers at the end of 2014 (the "named executive officers"):

  •
  Paul L. Berns—President and Chief Executive Officer (or "CEO");

  •
  Geoffrey M. Parker—Executive Vice President and Chief Financial Officer;

  •
  Vincent P. Ippolito—Executive Vice President and Chief Commercial Officer;

  •
  Ryan T. Sullivan—Senior Vice President and General Counsel; and

  •
  Dr. Lee T. Zane—Senior Vice President and Chief Medical Officer.

        In addition, we describe how our former President and Chief Executive Officer, David P. Perry, was compensated for 2014 and summarize certain compensation matters occurring in 2015.

Executive Summary

        2014 was a very productive year for us. We achieved a number of significant strategic and financial milestones and continued to refine and strengthen our executive compensation programs and corporate governance practices. Highlights of the year are described below.

2014 STOCK PRICE PERFORMANCE

Outstanding Stock Price Appreciation. Over 2014, our stock price increased by 92%. Over the three years ended December 31, 2014, our stock price increased by 420%. As a result, we out-performed the NASDAQ Composite Index and the NASDAQ Biotechnology Index by more than 7x and 2x, respectively, in 2014 and by more than 5x and 2x, respectively, over the three years ended December 31, 2014.
2015 Growth to Date. Our stock price has continued to rise in 2015, increasing by an additional 99% between December 31, 2014 and April 15, 2015.
Performance-Based Vesting Awards. In 2014, we introduced performance-based equity awards that vest if our stock price meets certain targets.

KEY 2014 BUSINESS ACHIEVEMENTS

Initiated Phase 3 Pivotal Studies for Lead Product Development Candidate. In the first quarter of 2014, we initiated Phase 3 pivotal studies for AN2728, an investigational non-steroidal topical PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults. We currently expect to announce the results of our Phase 3 pivotal studies in the third quarter of 2015.
Obtained First FDA Approval. On July 7, 2014, our first product, KERYDIN (tavaborole) topical solution, 5%, an oxaborole antifungal, was approved by the U.S. Food and Drug Administration.

Entered Key Commercialization Agreement. On July 18, 2014, we entered into an exclusive Distribution and Commercialization Agreement (the "Sandoz Agreement") with Sandoz Inc. ("Sandoz") pursuant to which PharmaDerm, the dermatology division of Novartis subsidiary Sandoz, distributes and commercializes KERYDIN in the United States. Pursuant to the Sandoz Agreement, we received two upfront payments totaling $40.0 million during the third quarter of 2014 and a payment of $25.0 million in early 2015. Under the agreement, we are entitled to 50% of the gross profits accrued by Sandoz on sales of KERYDIN, except that in 2015 we start receiving gross profit-sharing payments after the first $50.0 million of gross profits have been accrued by Sandoz, and for 2016 we are entitled to cumulative minimum gross profit sharing payments of $45.0 million.
Successful Product Launch. In September 2014, PharmaDerm launched KERYDIN in the United States. As a result, we recorded distribution and commercialization agreement revenues of $7.6 million in 2014.

Refinanced High Interest Rate Debt and Strengthened Balance Sheet. In October 2014, we issued $90.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021 and used approximately $30.8 million of the net proceeds thereof to repay in full our outstanding indebtedness under, and terminate, our loan and security agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P., which bore interest at the time of repayment at the rate of 11.65% per year.

EXECUTIVE LEADERSHIP

Our New CEO

Paul L. Berns joined us as CEO in March 2014 following the departure of our former CEO, David P. Perry, and was critical in driving many of the 2014 achievements described above. Our stock price has continued to climb under Mr. Berns's leadership, increasing by 186% through April 15, 2015

Competitive Negotiation Process. Given his extensive experience in the biopharmaceutical industry, demonstrated leadership and operational skills, significant product development and commercial experience and strategic and business development expertise, Mr. Berns was a highly-valued executive candidate. We competed against other, larger public companies in recruiting Mr. Berns. Our Board carefully evaluated Mr. Berns's unique qualifications in determining the value of his initial compensation package, including the value of his "sign-on" equity award, and believes that this compensation package is in the best interests of our Company and our stockholders.

Break-Down of 2014 CEO Compensation

"Sign-On" Equity Award. Mr. Berns's 2014 compensation reflects the inclusion of a one-time "sign-on" equity award, which was instrumental to his recruitment and was designed to both closely align his interests with those of our stockholders and satisfy our retention objectives. Approximately 52% of the aggregate grant date fair value of Mr. Berns's sign-on equity awards was allocated to performance-based stock options, performance-based restricted stock unit awards and traditional stock options, and the remainder was allocated to restricted stock unit awards. All time-based awards vest over a four-year term. In addition, Mr. Berns's performance-based equity awards were designed only to vest if substantial value, in the form of an over 40% stock price increase, was realized by our stockholders. Mr. Berns did not receive any cash sign-on bonus.

Normalized Annual CEO Compensation. For 2014 (excluding the "sign-on" equity award), we determined total CEO compensation with reference to the 50th and 75th percentiles of the competitive market based on our compensation peer group. In 2015, we continued this approach and determined total CEO compensation (including annual equity awards) with reference to this range and again incorporated performance elements in Mr. Berns's annual and long-term incentive compensation arrangements.
Executive Leadership. Our new CEO led a highly-experienced executive team that spearheaded our 2014 business successes described above.

COMPENSATION AND GOVERNANCE BEST PRACTICES

What We Do

Independent Lead Director and New Independent Directors. In 2014, our Board appointed William J. Rieflin as its first independent lead director. In addition, our Board appointed Keith R. Leonard, Jr. and Wendell Wierenga as new independent directors to the Board in May 2014 and September 2014, respectively.
Independent Compensation Committee. Our Compensation Committee, which is composed entirely of independent directors, provides independent oversight of our compensation programs.

Independent Compensation Consultant. Our Compensation Committee uses an independent executive compensation consulting firm that reports directly to the committee and provides no other services for the Company.

Compensation Analysis. Our Compensation Committee conducts an annual assessment of executive compensation to ensure that we provide competitive compensation packages to attract, retain, reward and incentivize our executive management team to achieve success for us and our stockholders.

Multiple Performance Elements. In accordance with our performance-based compensation philosophy, our executive compensation program incorporates multiple performance elements, including cash incentive bonus targets payable upon the achievement of corporate and individual goals and objectives, and long-term equity incentive compensation, a substantial portion of which consists of performance-based equity awards and stock options. In 2014, approximately 97% of our CEO's compensation consisted of variable compensation elements dependent on our achievement of corporate performance goals and objectives and our stock price performance.

Reference Peer Group. Our Compensation Committee, with the assistance of its independent compensation consultant, annually analyzes similar life science companies to identify a relevant group of peer companies for purposes of ensuring the reasonableness and competitiveness of our executive compensation program.

Stock Ownership Requirements. In early 2015, we adopted minimum stock ownership guidelines for our Board, CEO and employees at or above the level of Senior Vice President, including our named executive officers, which require, within specified periods of time, our CEO, Executive Vice Presidents and Senior Vice Presidents to hold Company equity equal to at least 3x, 2x and 1.5x, respectively, of their annual base salary.
Compensation Risk Assessment. In 2015, we strengthened our annual compensation risk assessment review process.

What We Don't Do

No excise tax gross-ups. We have not provided excise tax gross-ups to any of our named executive officers.

No excessive severance or "single-trigger" change-in-control protections. Our named executive officer severance packages are in line with, or below, those of our compensation peer group and change-in-control protections for our named executive officers are limited to "double-trigger" arrangements.
Limited perquisites. Our named executive officers receive only limited perquisites, primarily consisting of life and disability insurance and, as applicable, modest relocation benefits.
No guaranteed bonuses. We do not provide guaranteed bonuses to our named executive officers.

No hedging or pledging of Company stock. Our insider trading policy prohibits our named executive officers and other employees from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

STOCKHOLDER ENGAGEMENT

Annual "Say-on-Pay". Our Board has determined to hold an advisory vote on the compensation of our named executive officers (a "say-on-pay" vote) every year. Our 2014 advisory say-on-pay proposal was approved by over 99% of the votes cast on the proposal. Based on this result, our Board and Compensation Committee decided to continue to introduce new performance-based elements into our annual compensation program, such as the performance-based restricted stock unit awards granted to our executive officers in early 2015.

Communication with Stockholders. We believe that stockholder engagement is important and we regularly communicate with our largest stockholders. As we mature as a company, we will continue to expand our stockholder engagement efforts. We welcome feedback with respect to our executive compensation practices from all of our stockholders.

Direct Input. Our Board members, who are themselves stockholders, approved the compensation for our CEO and other named executive officers with the goal of driving long-term company performance and stockholder returns.

Philosophy of our Executive Compensation Program

        We have adopted a performance-based compensation philosophy that is intended to focus our executive officers on the achievement of our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

  •
  attract, engage and retain exceptionally talented and highly experienced executive officers in the competitive and dynamic life sciences industry;

  •
  motivate and reward our executive officers whose knowledge, skills and performance contribute to our success;

  •
  encourage and inspire our executive officers to achieve strategic corporate objectives by linking incentive award opportunities to the achievement of individual and corporate short-term and long-term goals;

  •
  align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding them when stockholder value increases; and

  •
  discourage excessive risk-taking.

        Our Compensation Committee reinforces this philosophy through the implementation of compensation elements that consider:

  •
  performance, including the achievement of corporate and individual goals and objectives;

  •
  expectations based on the individual's position and skill set;

  •
  the demand and competition for the position in the marketplace, including the compensation paid to executive officers in similar positions at other life sciences companies; and

  •
  internal parity considerations.

        We strive to incorporate best practices in our executive compensation program. In early 2015, we adopted minimum stock ownership guidelines for our Board, Chief Executive Officer and employees at or above the level of Senior Vice President, including our named executive officers, which require, within specified periods of time, our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents to hold Company equity equal to at least 3x, 2x and 1.5x, respectively, of their base salary. We also strengthened our annual compensation risk assessment review process in 2015. We have not provided excise tax gross-ups to any of our executive officers, the severance packages for our executive officers are in line with, or below, those of our compensation peer group, and change-in-control protections for our executive officers are limited to "double-trigger" arrangements. Our executive officers receive only limited perquisites, primarily consisting of life and disability insurance and, as applicable, modest relocation benefits, and we do not provide guaranteed bonuses to our named executive officers. In addition, our insider trading policy prohibits our employees, including our named executive officers, from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

Role of the Compensation Committee, Executive Officers and Compensation Consultants in Compensation Decisions

        Our Compensation Committee is responsible for the evaluation and oversight of our compensation programs, policies and practices to ensure that they are consistent with our compensation objectives. Accordingly, our Compensation Committee reviews and approves (or recommends to our Board for approval) all compensation provided to our named executive officers, including adjustments to base salaries, annual cash incentive bonuses, equity incentive awards, severance protections and benefit programs. Our Compensation Committee analyzes each of the primary elements of our compensation program to ensure that the compensation of our named executive officers is consistent with our compensation philosophy and competitive with the compensation provided to executive officers with similar positions at comparable life sciences companies.

        On an annual basis, our Compensation Committee meets to review the performance of our Chief Executive Officer and our other named executive officers. At these meetings, our Compensation Committee typically invites our Chief Executive Officer to participate in the discussion (excluding discussions pertaining to his own compensation) in order to seek our Chief Executive Officer's input and compensation recommendations based on his assessment of the progress of our other named executive officers against relevant corporate and their specific individual goals. In addition, periodically throughout the year, our Compensation Committee meets to review and decide compensation matters. At our Board meetings, our Compensation Committee reports its findings and decisions to our Board, as appropriate. From time to time, our Compensation Committee seeks additional input from the other non-employee directors who are not on our Compensation Committee. With respect to the compensation of our Chief Executive Officer, rather than making a final decision, our Compensation Committee makes a recommendation to our Board for approval by our non-employee directors. On occasion, our Compensation Committee will also follow this procedure for other compensation-related decisions.

        Our Compensation Committee may engage or seek the advice of compensation consultants from time to time as the need arises. In 2014, our Compensation Committee engaged Compensia, Inc. ("Compensia"), a national independent compensation consulting firm, to assist it (i) in establishing our 2014 compensation peer group, (ii) in analyzing peer compensation data relevant to our director, executive officer and employee compensation programs, including the mix of cash- and equity-incentives that we provide to our employees, (iii) with our compensation risk assessment review process, and (iv) in our efforts to better understand the views of our stockholders with respect to compensation matters. Compensia provided no other services to the Company in 2014. The Compensation Committee determined that the work of Compensia did not raise any conflicts of interest in 2014. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and the applicable NASDAQ rules.

Stockholder Engagement

        We believe that stockholder engagement is important and we regularly communicate with our largest stockholders. As we mature as a company, we will continue to expand our stockholder engagement efforts. We welcome feedback with respect to our executive compensation practices from all of our stockholders. Our Board has determined to hold an advisory "say-on-pay" vote on the compensation of our named executive officers every year. Our 2014 advisory say-on-pay proposal was approved by over 99% of the votes cast on the proposal. Based on this result, our Board and Compensation Committee decided to continue to introduce new performance-based elements into our annual compensation program, such as the performance-based restricted stock unit awards granted to our executive officers in early 2015.

Our Executive Compensation Program

        The components of our executive compensation program consist primarily of base salary, cash incentive bonuses, equity incentive compensation, broad-based health and welfare benefits programs and balanced severance protections. In making compensation determinations, our Compensation Committee relies upon its judgment and experience, analysis and input from its independent compensation consultant and the recommendations of our Chief Executive Officer (except in connection with his own compensation) to determine the appropriate mix of cash and equity, and long-term and short-term compensation, for each named executive officer. In determining the appropriate mix of cash and equity incentive compensation for our named executive officers, our Compensation Committee considers a number of factors, including: the past performance and contribution of our named executive officers, the desired future performance focus, the dilutive effects of cash- and equity-based compensation and the retentive and incentive value of cash- versus equity-based compensation. Our compensation program is designed to be flexible in order to accommodate new compensation objectives as they arise. In 2014, we employed both equity-based compensation programs (in the form of performance-based restricted stock unit awards, performance-based stock option awards, traditional stock option awards and restricted stock unit awards), and cash-based compensation programs (in the form of base salaries and cash incentive bonuses).

        Each of the primary elements of our executive compensation program is discussed below in more detail.

Component	Type	Purpose
Base Salary	Cash; Fixed	Recruitment, retention and risk balance
Annual Cash Incentives	Cash; Performance-Based	Aligns individual incentives with corporate goals; rewards performance
Long-Term Equity Incentives	Equity; Performance-Based	Rewards long-term performance; promotes the creation of stockholder value; recruitment and retention
Severance Protection	Cash; Equity; Fixed	Recruitment, retention and risk balance
Health & Welfare Benefits	In kind	Recruitment and wellness

        Consistent with our compensation philosophy, our Compensation Committee applies the elements of our compensation program to position the compensation of our named executive officers as a group competitively with respect to comparable life sciences companies, while tailoring the compensation of each named executive officer in light of such individual's respective performance, responsibilities, experience and potential contributions to our future growth.

        For purposes of our 2014 executive compensation program, we established a peer group to aid our Compensation Committee in understanding the competitive market and determining the compensation arrangements for our current and former Chief Executive Officers and our other named executive officers. In selecting our 2014 peer group, our Compensation Committee, with the assistance of its independent compensation consultant, Compensia, analyzed similar life science companies based on a number of criteria, including market capitalization, revenue, commercial stage, head count and other relevant considerations, to identify a relevant group of peer companies for purposes of ensuring the reasonableness and competitiveness of our executive compensation program. Our 2014 peer group consisted of the following life sciences companies:

Aegerion Pharmaceuticals, Inc.	Exelixis, Inc.	Momenta Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Neurocrine Biosciences, Inc.
Arena Pharmaceuticals, Inc.	Idenix Pharmaceuticals, Inc.	NewLink Genetics Corporation
Avanir Pharmaceuticals, Inc.	ImmunoGen Inc.	Orexigen Therapeutics, Inc.
Celldex Therapeutics, Inc.	Immunomedics, Inc.	Progenics Pharmaceuticals, Inc.
Dyax Corporation	InterMune Inc.	Spectrum Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Lexicon Pharmaceuticals, Inc.	Synageva BioPharma Corporation
Endocyte, Inc.	Merrimack Pharmaceuticals, Inc.	XOMA Corporation

        At the beginning of 2014, based on the input and analysis provided by Compensia and the recommendation of our former Chief Executive Officer (except with respect to his own compensation), our Compensation Committee determined that total 2014 compensation for our former Chief Executive Officer and other named executive officers employed by the Company would be determined with reference to the 50th and 75th percentiles of compensation for executives holding similar positions at the companies in our compensation peer group. In determining each named executive officer's equity incentive award, our Compensation Committee examined peer group compensation data provided by Compensia and other related compensation data. When hiring our new Chief Executive Officer and our other new named executive officers during 2014, our Compensation Committee continued to use this approach, although it supplemented annual compensation with one-time "sign-on" equity awards as necessary and appropriate to achieve the Company's recruitment and retention objectives and to closely align the interests of the new named executive officers with those of our stockholders.

Annual Cash Compensation

Base Salary

        Base salaries are set at levels that are intended to be competitive with those of executives holding similar positions at companies in our peer group, based on the peer group salary data provided by Compensia. The base salaries of all named executive officers are reviewed annually and adjusted to reflect individual roles, performance and competitive compensation levels. We may also increase the base salaries at other times if a change in the scope of the executive officer's responsibilities justifies such consideration or, in limited circumstances, to maintain salary parity within our competitive environment. We also evaluate general economic conditions and our cash position in determining base salaries.

        During 2014, our Compensation Committee determined the base salaries of our named executive officers with reference to the 50th percentile of our peer group and approved (or in the case of our current and former Chief Executive Officers, recommended to our Board for approval) the following base salaries for our named executive officers. All new named executive officer base salaries were the result of a competitive negotiation process and were determined by our Compensation Committee, which considered input provided by Compensia and, in the case of Messrs. Ippolito and Sullivan, the recommendations of our former and current Chief Executive Officers. The adjustments made at the beginning of 2014 to the 2014 base salaries of Messrs. Perry and Parker and Dr. Zane were determined based upon the recommendation of our former Chief Executive Officer (other than for his own base salary) and input from Compensia. The increase in Mr. Parker's base salary following his May 29, 2014 promotion to Executive Vice President and Chief Financial Officer was determined based upon the recommendation of our current Chief Executive Officer and input from Compensia.

Named Executive Officer	2014 Salary	Change from 2013
Paul L. Berns	$580,000	New hire
Geoffrey M. Parker(1)	$387,727	Increased 15.7%
Vincent P. Ippolito	$400,000	New hire
Ryan T. Sullivan	$380,000	New hire
Dr. Lee T. Zane	$365,000	Increased 9.0%
David P. Perry	$560,000	Increased 11.0%

(1)
Reflects a base salary of $370,000 for the period from January 1, 2014 until Mr. Parker's promotion on May 29, 2014 and a base salary of $400,000 thereafter for the remainder of 2014.

        For 2015, our Compensation Committee recommended to our Board for approval a modest base salary increase for Mr. Berns of 3.4%, and approved modest base salary increases for each of our other current named executive officers of 3.0%.

Cash Incentive Bonuses

        Our annual compensation program includes a cash incentive bonus plan with pre-defined cash incentive bonus targets (calculated as a percentage of base salary) which are payable upon the achievement of (i) corporate goals and, (ii) in the case of the named executive officers other than our Chief Executive Officers, individual goals, subject, in each case, to adjustment by our Compensation Committee in its discretion. Our cash incentive bonus plan is designed to drive stockholder value by tying a portion of our cash incentive compensation to the corporate performance measures that we believe are most important to the success of our Company, and supplementing those corporate performance measures for each of our named executive officers (other than our Chief Executive Officer) with individual performance measures that are carefully tailored to their respective functional objectives. We believe that the division of our cash incentive bonus program into corporate and individual components with an emphasis on corporate goals enables us to provide appropriate incentives for the achievement of milestones critical to our business.

        At the beginning of each year, our Compensation Committee recommends to our Board for approval the cash incentive bonus target for our Chief Executive Officer. In determining this target, our Compensation Committee takes into account input and peer group data provided by Compensia, as well as its assessment of our Chief Executive Officer's performance in the prior year. Similarly, our Compensation Committee annually approves cash incentive bonus targets for our other named executive officers. In setting these targets, our Compensation Committee considers the recommendation of our Chief Executive officer, input and peer group data provided by Compensia and our Compensation Committee's assessment of each named executive officer's performance in the prior year. Cash incentive bonuses are payable below, at or above target in the discretion of the Compensation Committee, based on the level of performance achievement.

        The relative weightings of the components of each named executive officer's cash incentive bonus target tied to corporate goals and individual goals, respectively, are approved on an annual basis by (i) in the case of the Chief Executive Officer, our Board based upon the recommendation of our Compensation Committee, and (ii) in the case of our named executive officers other than our Chief Executive Officer, our Compensation Committee. Consistent with past practice, and upon the recommendation of our Compensation Committee, our Board decided that the 2014 cash incentive bonus for Mr. Berns and, prior to his departure, Mr. Perry, would be based entirely on the achievement of corporate goals. Our Compensation Committee believes that this allocation appropriately focuses the efforts of our Chief Executive Officer on the key corporate objectives deemed by our Board to be in the best interests of our stockholders. For 2014, the cash incentive bonuses for our named executive officers other than our Chief Executive Officer were based 75% on the achievement of corporate goals and 25% on the achievement of individual goals. Corporate goals and individual goals for our named executive officers are set at aggressive levels so as to require substantial effort and commitment by our named executive officers to attain such goals, with the belief that such efforts will significantly contribute to increased stockholder value. Although our cash incentive bonus plan is goal-oriented, it is not strictly formulaic. Our Compensation Committee retains the discretion to determine cash incentive bonus payouts based on the overall success of the Company during the performance year.

        Our 2014 corporate goals were as follows:

  •
  Obtain U.S. Food and Drug Administration ("FDA") approval of our first product, KERYDIN, and successfully execute our launch plan by achieving gross sales of KERYDIN alone or with a commercial partner in 2014, enhancing our healthcare compliance infrastructure to accommodate the launch, entering into long-term commercial supply agreements with contract manufacturing organizations sufficient to support product demand requirements and timely completing related clinical development objectives;

  •
  Advance AN2728 product development by successfully completing an End of Phase 2 meeting with the FDA relating to the design of our Phase 3 pivotal studies for AN2728, meeting our internal patient enrollment targets for our Phase 3 pivotal studies and long-term safety study, completing two two-year rodent carcinogenicity studies and initiating certain key manufacturing projects related to the potential FDA approval and future commercial sale of AN2728;

  •
  Identify a new drug candidate within a therapeutic area determined by our Board and initiate pre-clinical studies by the end of 2014; and

  •
  Achieve year-end cash balance goals.

        In February 2015, our Compensation Committee evaluated the achievement of our 2014 corporate goals and took note of the following accomplishments with respect to these goals: (i) our receipt of FDA approval of KERYDIN earlier than was expected, (ii) our entry into the Sandoz Agreement on attractive terms, including a 50% gross profit sharing arrangement, cumulative minimum gross profit sharing payments for 2016 and significant upfront and product launch payments, (iii) the successful launch of KERYDIN in September 2014, (iv) our successful End of Phase 2 meeting with the FDA and initiation of Phase 3 pivotal studies of AN2728, (v) our success enrolling our Phase 3 pivotal studies of AN2728, (vi) our completion of two two-year rodent carcinogenicity studies for AN2728, neither of which identified any evidence of AN2728-related malignancies and (vii) our issuance and sale in October 2014 of $90.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021, which allowed us to repay in full our higher interest rate indebtedness outstanding under, and terminate, our loan and security agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. and end the year with $191.6 million of total cash, cash equivalents and investments on our balance sheet. In light of these accomplishments and the overall success of the Company in 2014, the Compensation Committee determined that our 2014 corporate goals were achieved in the aggregate at 135% of target. Cash incentive bonuses payable upon the achievement of the corporate goals for 2014 were paid to each named executive officer (other than Mr. Perry) based on such officer's cash incentive bonus target and base salary in effect on December 31, 2014 and were not prorated based on start date or promotion date, as applicable.

        With respect to the individual performance component of our cash incentive bonus program applicable to each of our named executive officers (other than our current and former Chief Executive Officers), multiple personal goals were selected at the beginning of each quarterly or semiannual performance period as described below, based upon the recommendation of our current or former Chief Executive Officer and were approved by our Compensation Committee. These individual goals were communicated to our named executive officers (other than our Chief Executive Officer) and were designed to align such officer's individual performance objectives with our broader corporate and departmental goals. Following the completion of the relevant individual performance review period, the individual cash incentive bonus achievement level for each of our named executive officers (other than our Chief Executive Officer) was evaluated by our Chief Executive Officer and recommended for approval by our Compensation Committee based on the Compensation Committee's subjective determination of individual performance.

        The key 2014 individual goals for our current named executive officers other than our Chief Executive Officer were as follows.

  •
  Mr. Parker: Achieve designated budgetary and financial forecasting objectives; implement strategic tax initiatives; identify and execute strategic transactions intended to enhance stockholder value, including business development and financing transactions; execute investor relations strategy; and oversee external financial reporting.

  •
  Mr. Ippolito: Evaluate readiness for potential launch of KERYDIN; assist in the identification and execution of strategic business development transactions; oversee all aspects of the potential commercial launch of KERYDIN, including field force readiness, product messaging, managed care strategy and supply chain matters; work with commercial partner to ensure the successful commercial launch of KERYDIN; assess current and future competitive landscape for atopic dermatitis treatments; develop and execute comprehensive market research plan for AN2728; and complete preliminary commercial opportunity assessment for AN2728.

  •
  Mr. Sullivan: Oversee implementation of enhanced healthcare compliance program and assist on numerous designated contractual, human resources and regulatory matters in preparation for the potential launch of KERYDIN; oversee legal matters relating to the negotiation and execution of strategic business development and financing transactions, as well as designated commercial supply chain initiatives; oversee selected projects with respect to our intellectual property; provide legal support to commercial partner to ensure the successful commercial launch of KERYDIN; and assist with disclosure matters and various corporate governance initiatives.

  •
  Dr. Zane: Achieve specified clinical objectives relating to development and potential FDA approval of KERYDIN and AN2728, including those relating to the AN2728 Phase 3 pivotal studies; support various regulatory objectives relating to the new drug application for KERYDIN; develop and execute medical affairs plan; oversee pharmacovigilance function; and work with commercial partner with respect to medical affairs activities relating to KERYDIN.

        Cash incentive bonuses based upon the achievement of individual goals for our current named executive officers, other than our Chief Executive Officer, were paid quarterly through the second quarter of 2014; however, following the payment of the second quarter individual cash incentive bonus payments, our Compensation Committee made the determination to move to a semi-annual payment schedule for the remainder of 2014. As a result, during 2014, our current named executive officers, other than our Chief Executive Officer, received cash incentive bonuses based upon their respective achievement of individual goals for the first and second quarters of 2014 and for the second half of 2014.

        To the extent any of our new named executive officers, other than our Chief Executive Officer, were not employed for the full period in respect of which any portion of their individual cash incentive bonus was payable, such officer received a prorated cash incentive bonus payment for such period. To the extent that any of our named executive officers, other than our Chief Executive Officer, were promoted during a period in respect of which any portion of their individual cash incentive bonus was payable, such officer received a cash incentive bonus payment for such period adjusted to account for the increase in such officer's base salary and individual cash incentive target bonus for such period.

        For 2014, the weighted-average individual cash incentive bonus achievement level for each of our named executive officers (other than our Chief Executive Officer) was: 92.5% for Mr. Parker, 100% for Messrs. Ippolito and Sullivan and 98.2% for Dr. Zane.

        The following table sets forth the 2014 cash incentive bonus target, 2014 aggregate individual cash incentive bonus payments, 2014 corporate cash incentive bonus payment and 2014 aggregate cash incentive bonus payments for each of our named executive officers:

Named Executive Officer	2014 Cash Incentive Bonus Target (as % of base salary)	2014 Individual Cash Incentive Bonus Payments	2014 Corporate Cash Incentive Bonus Payments	2014 Aggregate Cash Incentive Bonus Payments
Paul L. Berns	65%	—	$508,950	$508,950
Geoffrey M. Parker(1)	50%	$40,309	$202,500	$242,809
Vincent P. Ippolito	50%	$41,876	$202,500	$244,376
Ryan T. Sullivan	35%	$22,545	$134,663	$157,208
Dr. Lee T. Zane	35%	$31,359	$129,347	$160,706
David P. Perry	60%	—	—	—

(1)
Effective May 29, 2014, Mr. Parker's cash incentive bonus target was increased from 35% to 50% and his base salary was increased from $370,000 per year to $400,000 per year in connection with his promotion to Executive Vice President and Chief Financial Officer.

        For 2015, our Compensation Committee determined to move to an annual payment schedule for cash incentive bonuses based upon the achievement of individual goals for our executive officers (other than our Chief Executive Officer).

Equity Incentive Compensation

        Our Compensation Committee is authorized to grant equity awards under our 2010 Equity Incentive Plan (the "2010 EIP"). We believe that our long-term performance is best facilitated through a culture of equity ownership that aligns the named executive officers' interests with the interests of our stockholders. To encourage this ownership culture, we typically grant an initial equity award to new executive officers and grant annual equity awards as part of our ongoing executive officer compensation program. In addition, we may grant other special equity awards if determined to be in the best interest of the Company, including at the time of significant promotions. In 2014, our equity awards made to our named executive officers included, as applicable, performance-based restricted stock unit awards, performance-based stock option awards, traditional stock option awards and restricted stock unit awards.

        Stock option awards are typically subject to a four-year vesting period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the vesting commencement date and the remainder of the shares vesting ratably monthly thereafter for the next three years. Restricted stock unit awards typically have a four-year vesting period, with 25% of the total number of shares subject to the award vesting annually. Performance-based stock option awards may be designed to vest and become exercisable upon the achievement of one or more critical performance measures established by our Compensation Committee at the time of grant. Performance-based restricted stock unit awards may be designed to vest, or convert into time-based vesting awards, upon the achievement of one or more critical performance measures established by our Compensation Committee at the time of grant. The vesting of each type of award is subject to continued employment through the applicable vesting dates, except in the case of certain qualifying terminations of employment.

        Equity awards granted to our named executive officers include "double-trigger" severance protections in the event of a change of control of the Company. In February 2015, our Board approved an omnibus amendment to outstanding equity awards to provide this same double-trigger protection to all employees holding equity awards. Going forward, we expect these provisions to be included in all equity awards. As part of the amendment, we also conformed the definition of "change of control" across all outstanding awards to the definition set forth in the equity awards granted to our named executive officers in February 2015 (which reference the definitions in the 2010 EIP and, if applicable, the award holder's individual agreement). For further information on the treatment of equity awards in the event of a termination of employment see "—Employment and Severance Agreements" and "Potential Payments and Benefits Upon a Termination of Employment or a Change of Control."

Annual Equity Awards

        In February 2014, upon the recommendation of our Compensation Committee, our Board approved grants of stock option awards to our named executive officers who were employed by us at such time. Mr. Parker was granted stock options to purchase 54,000 shares, Dr. Zane was granted stock options to purchase 47,000 shares, and our former Chief Executive Officer, Mr. Perry, was granted stock options to purchase 165,000 shares. The awards to Mr. Parker and Dr. Zane were recommended to our Compensation Committee by Mr. Perry. In the case of Mr. Perry, the award was recommended to our Board by the Compensation Committee. The vesting commencement date of these stock option awards was January 1, 2014.

        In determining the size of the February 2014 stock option awards for each of our named executive officers employed at the time, our former Chief Executive Officer and our Compensation Committee generally targeted long-term incentive grant date values with reference to the third quartile of those made by our peer group companies based on data provided by Compensia. In addition, our Compensation Committee considered each named executive officer's relative job scope and responsibilities, individual performance history, prior contributions and importance to the achievement of our forward-looking objectives, the retention value of the proposed awards, as well as the experience of our Compensation Committee members with the practices of other life sciences companies. For more information regarding the equity grants made in 2014, see the "Summary Compensation Table for 2014" and "Grants of Plan-Based Awards Table for 2014" below.

        Prior to 2015, our annual equity awards consisted solely of stock options. In 2015, we retained the use of stock options, expanded the use of restricted stock unit awards and introduced performance-based restricted stock unit awards as part of our annual equity award program. In 2015, our executive officer group received long-term equity incentive awards with an aggregate grant date value determined with reference to the 75th percentile of our 2015 peer group. The restricted stock unit awards granted in connection with our 2015 annual grant have a four-year vesting period, with 25% of the total number of shares subject to the award vesting annually, subject to continued employment. The stock option awards granted in connection with our 2015 annual grant also have a four-year vesting period, with 25% of the total number of shares subject to the award vesting in an initial annual installment and the remainder of the shares vesting ratably monthly thereafter for the next three years, subject to continued employment. In the event that the volume-weighted average price of our common stock equals or exceeds (i) $80.00 per share for 30 consecutive trading days prior to January 1, 2016 (which represents a stock price increase of 112% over the grant date closing stock price of $37.81) or (ii) $100.00 per share for 30 consecutive trading days prior January 1, 2017 (which represents a stock price increase of 164% over the grant date closing stock price of $37.81), the performance-based restricted stock unit awards will convert into time-based restricted stock unit awards and the shares subject to such awards will vest in two equal annual installments following the date of conversion.

New Hire and Promotion Equity Awards

        Chief Executive Officer New Hire Awards.    In connection with the negotiated recruitment and hiring of our current Chief Executive Officer, Mr. Berns, and pursuant to his employment agreement with us, in March 2014, our Board granted him performance-based restricted stock unit awards, performance-based stock option awards, traditional stock option awards and restricted stock unit awards. The grant of such long-term incentive awards was instrumental to Mr. Berns's recruitment and was designed to both closely align his interests with those of our stockholders and satisfy our retention objectives. Mr. Berns's new hire stock option award and restricted stock unit award each covers 300,000 shares. These awards have a four-year vesting term, with a vesting commencement date of March 18, 2014. Mr. Berns's new hire performance-based stock option award covers 100,000 shares and his new hire performance-based restricted stock unit award covers 50,000 shares. The performance-based stock option award and performance-based restricted stock unit award were each designed to vest in full in the event that, prior to March 20, 2018, the volume-weighted average price of our common stock exceeded $30.00 per share for 30 consecutive trading days (which represented a stock price increase of 41% over the grant date closing stock price of $21.21), subject to Mr. Berns's continued employment. Due to the significant increase in the stock price of the Company in 2014, this performance goal, which was designed to be a challenging target, was achieved in December 2014. For more information regarding Mr. Berns's employment agreement, see "—Employment and Severance Agreements—Chief Executive Officer Employment Agreement" below.

        Other Named Executive Officer New Hire Awards.    In connection with the hiring of Mr. Ippolito and Mr. Sullivan in February 2014 and April 2014, respectively, our Board granted each of them a stock option award and a restricted stock unit award. Mr. Ippolito's new hire stock option award covers 101,000 shares and his new hire restricted stock unit award covers 72,000 shares. Mr. Sullivan's new hire stock option award covers 40,000 shares and his new hire restricted stock unit award covers 25,000 shares. Mr. Ippolito's awards have a vesting commencement date of February 28, 2014, and Mr. Sullivan's awards have a vesting commencement date of April 28, 2014. These new hire awards were the result of competitive negotiation processes and were designed to both closely align such officers' interests with those of our stockholders and satisfy our retention objectives.

        Promotional Award.    In connection with Mr. Parker's promotion in May 2014, our Board granted to Mr. Parker a stock option award covering 40,000 shares with a vesting commencement date of May 29, 2014. Mr. Parker's promotional award was determined by our Compensation Committee based upon internal parity considerations, the recommendation of our current Chief Executive Officer and its review of peer compensation data conducted earlier in the year.

Perquisites and Other Compensation

        All of our named executive officers are eligible to participate in benefit plans and arrangements offered to our employees generally, including health, dental, life, disability and our 401(k) plan. In 2014, we did not make matching or other contributions to the 401(k) plan on behalf of eligible employees, including our named executive officers. Our named executive officers may also elect to participate in a supplemental company-paid long-term disability insurance program. In the case of new executive officer hires, we from time to time provide modest relocation benefits, including reimbursement for out-of-pocket expenses related to housing, transportation and moving, as well as tax reimbursements with respect to a portion of such expenses. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers; however, our Compensation Committee in its discretion may revise, amend or add to any executive officer's benefits and perquisites as it deems advisable.

Employment and Severance Agreements

        We have entered into individual agreements with our named executive officers. The material terms of these agreements are summarized below.

Chief Executive Officer Employment Agreement

        On March 18, 2014, we entered into an employment agreement with our Chief Executive Officer, Mr. Berns. Pursuant to the terms of his employment agreement, we agreed to pay Mr. Berns an initial annual base salary of $580,000. Mr. Berns is eligible to earn an annual performance bonus of up to 65% of his annual base salary based on the achievement of goals to be established by our Board or our Compensation Committee in consultation with Mr. Berns. Pursuant to the employment agreement, Mr. Berns received certain new hire equity awards, as described above under "—Our Executive Compensation Program—Equity Incentive Compensation—New Hire and Promotion Equity Awards." Mr. Berns was also required to execute our standard form of Confidential Information and Invention Assignment Agreement ("CIIA Agreement"), as described below under "—Proprietary Information and Inventions Agreement."

        Under his employment agreement, if Mr. Berns is involuntarily terminated without "cause" or terminates his employment for "good reason" absent a "change of control" of the Company (as each of these terms is defined in the employment agreement), and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive (i) a lump sum severance payment in an amount equal to eighteen months of his base salary in effect at the time of termination, payable 60 days following termination; (ii) a prorated annual bonus for the year in which his employment terminates based on performance achievement, payable 60 days following termination; (iii) reimbursement of payment for the continuation of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for 18 months following termination or an equivalent cash payment; (iv) extension of the post-termination exercise period of outstanding stock options and stock appreciation rights (if any) until the earlier of the first anniversary of termination of employment or the original expiration date, subject to earlier termination under certain circumstances in connection with a change of control of the Company during this extended exercise period; and (v) payment for outplacement counseling and services for three months.

        If Mr. Berns is involuntarily terminated without "cause" or terminates his employment for "good reason" from 90 days prior to, through 12 months following, the effective date of a "change of control" of the Company, and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive the above termination benefits, except that: the lump sum severance payment will be in an amount equal to 24 months of his base salary in effect at the time of termination (or, if greater, on the date of the change of control) and medical benefit reimbursements will be provided for 24 months following termination. In addition, he will be entitled to receive (i) a lump sum payment equal to the greater of (a) two-times the annual bonus paid to him for the year prior to his employment termination, or (b) two-times the target annual bonus he is eligible to receive for the year in which his employment terminates, payable 60 days following termination and (ii) full vesting of all outstanding equity awards held at termination.

        If any severance and acceleration of vesting benefit Mr. Berns would receive would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefit will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefit being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. Berns on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Offer Letter Agreements

        We have entered into offer letter agreements with each of our other current named executive officers in connection with their commencement of employment with us. These offer letter agreements typically include the named executive officer's initial base salary, annual bonus target percentage, relocation benefits (if applicable) and new hire equity award terms. In 2014, we entered into offer letter agreements with Messrs. Ippolito and Sullivan. Pursuant to his offer letter, Mr. Sullivan received $75,000 in reimbursement for out-of-pocket relocation expenses, including those related to housing, transportation and moving. In addition, he received tax reimbursements with respect to a portion of such relocation expenses. For further information on their new hire equity grants, see "—Our Executive Compensation Program—Equity Incentive Compensation—New Hire and Promotion Equity Awards" above. The offer letter agreements also require the individual to execute our CIIA Agreement, as described below under "—Proprietary Information and Inventions Agreement."

Proprietary Information and Inventions Agreement

        Each of our named executive officers has entered into our standard form of CIIA Agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Change of Control and Severance Agreements

        Each of our current named executive officers, other than our Chief Executive Officer, has entered into a standard form agreement providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change of control of the Company. We entered into these agreements to retain and motivate our named executive officers and minimize management distraction created by uncertain job security, particularly in the event of potential transactions that would be beneficial to our stockholders.

        The agreements with these named executive officers provide that if the named executive officer is involuntarily terminated without "cause" or terminates his employment for "good reason" absent a "change of control" (as each of these terms is defined in the named executive officer's agreement), and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive (i) continuation of his then-current base salary for nine months following termination, paid in accordance with our standard payroll practices, and (ii) reimbursement of payment for the continuation of medical benefits under COBRA for the severance period or an equivalent cash payment.

        If a current named executive officer, other than our Chief Executive Officer, is involuntarily terminated without cause or terminates his employment for good reason from 90 days prior to, through 12 months following, the effective date of a change of control of the Company, and subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive the above termination benefits, except that: cash severance will be equivalent to 12 months of his base salary in effect immediately prior to the change of control and medical benefit reimbursements will be provided for the extended severance period. In addition, he will be entitled to receive full vesting of all outstanding equity awards held at termination.

        If any benefit a current named executive officer, other than our Chief Executive Officer, would receive pursuant to a change of control would constitute a "parachute payment" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefit will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefit being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such named executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Departure of our Former Chief Executive Officer

        On March 18, 2014, we entered into a separation and mutual release agreement with Mr. Perry, our former Chief Executive Officer, which superseded the severance provisions of his employment agreement dated as of November 21, 2002, as amended, and his Change of Control and Severance Agreement, dated August 21, 2007, as amended. Subject to the effectiveness of a general release of claims in favor of the Company, Mr. Perry received (i) continuation of his base salary as of the time of termination for 12 months following termination, paid in accordance with our standard payroll practices, (ii) COBRA benefits for 12 months following termination, and (iii) vesting of outstanding stock options held by Mr. Perry at termination with respect to the additional number of shares subject to the options that would have vested if his employment had continued for 18 months following his termination date, and extension of the post-termination exercise period applicable to Mr. Perry's outstanding vested stock options until September 18, 2014. Our Board determined that our entry into the separation and mutual release agreement with Mr. Perry would, among other things, facilitate the Company's transition to a new Chief Executive Officer and was in the best interests of our Company and our stockholders.

Material Tax and Accounting Considerations

        In designing our executive compensation programs, our Compensation Committee takes into consideration the potential tax and accounting effect that each element will or may have on the Company, the named executive officers and our stockholders, as well as the overall expense related to our compensation programs as a whole.

        Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our named executive officers' compensation to comply with one or more exemptions under Section 162(m) to the extent feasible and consistent with our overall compensation objectives so that the compensation remains tax deductible to us. However, maintaining tax deductibility is not the sole consideration taken into account by our Compensation Committee in determining what compensation arrangements are in the best interests of the Company and our stockholders. Our Compensation Committee can and does approve payments that are not deductible when, in its judgment, such payments are necessary to achieve the Company's compensation objectives and safeguard stockholder interests.

        Our Compensation Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with, or exempt from, Section 409A to avoid such potential adverse tax consequences.

        We account for equity compensation paid to our employees under ASC 718, which requires us to estimate and record an expense over the employee's requisite service period for each award. Our cash compensation is recorded as an expense at the time the obligation is accrued.

 Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material," "filed" with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted by the Compensation Committee,

Anders D. Hove, M.D., Chairman
Keith R. Leonard, Jr.
William J. Rieflin

Summary Compensation Table for 2014

        The following table summarizes the compensation that was earned by our named executive officers for the year ended December 31, 2014 and, as applicable, the years ended December 31, 2013 and 2012.

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul L. Berns	2014	456,970	7,256,500	5,890,210	508,950	19,687	14,132,317
President and Chief Executive Officer
Geoffrey M. Parker	2014	387,727	—	1,149,181	242,809	527	1,780,244
Executive Vice President and	2013	335,000	—	577,764	144,914	572	1,058,250
Chief Financial Officer	2012	335,000	—	202,895	63,938	498	602,331
Vincent P. Ippolito	2014	335,000	1,437,120	1,555,047	244,376	444	3,571,987
Executive Vice President and Chief Commercial Officer
Ryan T. Sullivan	2014	257,651	382,500	470,420	157,208	106,344	1,374,123
Senior Vice President and General Counsel
Lee T. Zane	2014	365,000	—	621,396	160,706	5,123	1,152,225
Senior Vice President and	2013	335,000	—	653,472	142,636	4,613	1,135,721
Chief Medical Officer	2012	310,000	—	221,340	64,456	3,812	599,608
David P. Perry	2014	120,909	—	2,181,498	—	3,521,834	5,824,241
Former President and	2013	504,563	—	890,720	340,580	4,430	1,740,293
Chief Executive Officer	2012	504,563	—	461,125	116,049	4,347	1,086,084

(1)
Mr. Berns was appointed President and Chief Executive Officer of the Company on March 18, 2014. Mr. Parker was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer of the Company on May 29, 2014. Mr. Ippolito was appointed Executive Vice President and Chief Commercial Officer of the Company on February 28, 2014. Mr. Sullivan was appointed Senior Vice President and General Counsel of the Company on April 28, 2014. Mr. Perry served as President and Chief Executive Officer of the Company until March 18, 2014.

(2)
Reflects (i) prorated 2014 salaries for Messrs. Berns, Ippolito and Sullivan, each of whom was hired during 2014, and for Mr. Perry, who separated from service with the Company during 2014 and (ii) an increase in Mr. Parker's 2014 salary effective upon his promotion to Executive Vice President and Chief Financial Officer.

(3)
Amounts shown represent the aggregate grant date fair value for the fiscal years presented, computed in accordance with ASC 718, in respect of restricted stock unit and option awards, as applicable. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report. Amounts shown do not reflect (i) the incremental fair value, calculated in accordance with ASC 718, related to the modification of option awards held by Mr. Perry in connection with his departure, which is reported in the "All Other Compensation" column above or (ii) the compensation actually received by the named executive officers.

(4)
As a result of his departure from the Company on March 18, 2014, Mr. Perry forfeited 96,251, 61,668 and 10,418 of the options granted to him in 2014, 2013 and 2012, respectively, which had aggregate grant date fair values of $1,272,554, $296,913 and $38,432, respectively.

(5)
For 2014, amounts shown reflect annual cash incentive bonuses earned with respect to individual and corporate 2014 performance that were paid in 2014 or 2015, as applicable. Due to his separation from service with the Company effective March 18, 2014, Mr. Perry was not eligible to receive, and did not receive, a 2014 annual cash incentive bonus.

(6)
The following table sets forth the component amounts presented in the "All Other Compensation" column above for the year ended December 31, 2014:

Name	Supplemental Long-Term Disability Insurance ($)(i)	Life Insurance ($)(ii)	Relocation Expenses ($)(iii)	Payments Upon Termination ($)(iv)	Fees Earned or Paid in Cash ($)(v)
Paul L. Berns	—	574	—	—	19,113
Geoffrey M. Parker	—	527	—	—	—
Vincent P. Ippolito	—	444	—	—	—
Ryan T. Sullivan	—	332	106,012	—	—
Lee T. Zane	4,559	564	—	—	—
David P. Perry	881	218	—	3,520,735	—

(i)
Represents the annual premium paid by the Company for supplemental long-term disability insurance premiums.

(ii)
Represents the annual premium paid by the Company for life insurance premiums.

(iii)
Represents reimbursement for out-of-pocket relocation expenses, including those related to housing, transportation and moving, as well as tax reimbursements with respect to a portion of such expenses.

(iv)
Includes the following amounts accrued during 2014 with respect to payments made or to be made to Mr. Perry pursuant to the terms of his separation and mutual release agreement as a result of his departure from the Company on March 18, 2014: (a) cash severance payments of $560,000 and (b) the value of continued health insurance benefits in the amount of $12,000. In addition, includes $2,948,735, representing the aggregate incremental fair value, calculated in accordance with ASC 718, related to the modification of option awards held by Mr. Perry, pursuant to the terms of his separation and mutual release agreement. Such modifications (i) accelerated the vesting of 223,542 of the outstanding options held by Mr. Perry at termination (which is equal to the number of options that would have vested if Mr. Perry's employment had continued for 18 months) and (ii) extended the post-termination exercise period applicable to Mr. Perry's outstanding vested options until September 18, 2014.

(v)
Represents a prorated Independent Director annual cash retainer of $8,495, a prorated Chairman annual cash retainer of $5,309, a prorated Compensation Committee chairperson cash retainer of $3,185 and a prorated Audit Committee member cash retainer of $2,124. In connection with his appointment as President and Chief Executive Officer of the Company on March 18, 2014, Mr. Berns ceased to be an Independent Director entitled to compensation under the Director Compensation Program and resigned as a member of the Compensation Committee and the Audit Committee.

 Grants of Plan-Based Awards Table for 2014

        The following table sets forth information concerning the named executive officers' 2014 annual cash incentive award opportunities and 2014 grants of restricted stock units and options under our 2010 EIP. All options granted to our named executive officers are incentive stock options, to the extent permissible under the Code.

Name	Grant Date		Estimated Possible Payout Under Non-Equity Incentive Plan Awards Target ($)(6)	Estimated Possible Payout Under Equity Incentive Plan Awards Target (#)(7)	All Other Stock Awards: Number of Units (#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)(9)	Exercise or Base Price of Option Awards ($/Sh)(10)	Grant Date Fair Value of Stock and Option Awards ($)(11)
Paul L. Berns	—		377,000	—	—	—	—	—
	03/21/14	(1)	—	50,000	—	—	—	893,500
	03/21/14	(1)	—	100,000	—	—	21.21	982,000
	03/21/14	(1)	—	—	300,000	—	—	6,363,000
	03/21/14	(1)	—	—	—	300,000	21.21	4,908,210
Geoffrey M. Parker	—		192,737	—	—	—	—	—
	02/07/14	(2)	—	—	—	54,000	17.14	713,945
	05/29/14	(3)	—	—	—	40,000	14.22	435,236
Vincent P. Ippolito	—		191,876	—	—	—	—	—
	03/06/14	(4)	—	—	72,000	—	—	1,437,120
	03/06/14	(4)	—	—	—	101,000	19.96	1,555,047
Ryan T. Sullivan	—		122,295	—	—	—	—	—
	04/28/14	(5)	—	—	25,000	—	—	382,500
	04/28/14	(5)	—	—	—	40,000	15.30	470,420
Lee T. Zane	—		127,750	—	—	—	—	—
	02/07/14	(2)	—	—	—	47,000	17.14	621,396
David P. Perry	—		336,000	—	—	—	—	—
	02/07/14	(2)	—	—	—	165,000	17.14	2,181,498
	—		—	—	—	—	—	2,948,735	(12)

(1)
Represents grants made to Mr. Berns in connection with his appointment as President and Chief Executive Officer of the Company on March 18, 2014, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of March 18, 2014.

(2)
Represents annual equity grants made to Messrs. Parker and Perry and Dr. Zane in 2014, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of January 1, 2014.

(3)
Represents a grant made to Mr. Parker in connection with his promotion to Executive Vice President and Chief Financial Officer of the Company on May 29, 2014, as more fully described under "—Compensation Discussion and Analysis." Such award has a vesting commencement date of May 29, 2014.

(4)
Represents grants made to Mr. Ippolito in connection with his appointment as Executive Vice President and Chief Commercial Officer of the Company on February 28, 2014, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of February 28, 2014.

(5)
Represents grants made to Mr. Sullivan in connection with his appointment as Senior Vice President and General Counsel of the Company on April 28, 2014, as more fully described under "—Compensation Discussion and Analysis." Such awards have a vesting commencement date of April 28, 2014.

(6)
Represents the potential payouts under the 2014 cash incentive bonus plan assuming target achievement of corporate and individual goals, based upon (i) for the portion thereof payable upon the achievement of individual goals for 2014, the named executive officer's cash incentive bonus target and base salary in effect for the applicable period (prorated or adjusted, as applicable, in the case of named executive officers who were hired or promoted during such period) and (ii) for the portion thereof payable upon the achievement of corporate goals for 2014, the named executive officer's cash incentive bonus target and base salary in effect on December 31, 2014. No minimum threshold amount or maximum amount beyond the target amount was established. See the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the individual and corporate cash incentive bonuses, if any, earned by the named executive officers in 2014 and paid in 2014 or 2015, as applicable. Due to his separation from service with the Company effective March 18, 2014, Mr. Perry was not eligible to receive, and did not receive, a 2014 annual cash incentive bonus.

(7)
Represents grants of 50,000 performance-based restricted stock units and 100,000 performance-based stock options made to Mr. Berns in connection with his appointment as President and Chief Executive Officer of the Company. Such awards vested in full in December 2014 based on the satisfaction of the relevant vesting condition, namely the volume-weighted average price for the Company's common stock exceeding $30 per share for 30 consecutive trading days (representing a 41% increase over the grant date closing share price of $21.21).

(8)
Represents grants of time-based restricted stock units made to the named executive officers in 2014. Such awards have four-year vesting periods, with 25% of the shares subject to the awards vesting annually following the relevant vesting commencement dates.

(9)
Represents grants of time-based stock options made to the named executive officers in 2014. Such awards have four-year vesting periods, with 25% of the shares subject to the awards vesting in initial annual installments following the relevant vesting commencement dates and 1/48th of the shares subject to the awards vesting each month thereafter. As a result of his departure from the Company on March 18, 2014, Mr. Perry forfeited 96,251 of the options granted to him in 2014, which had an aggregate grant date fair value of $1,272,554.

(10)
Represents the closing market price of the shares on the date of the grant.

(11)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, in respect of restricted stock unit and option awards, as applicable, granted in 2014. Assumptions used in the calculation of these amounts are included in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report.

(12)
Represents the aggregate incremental fair value, calculated in accordance with ASC 718, related to the modification of option awards held by Mr. Perry, pursuant to the terms of his separation and mutual release agreement. Such modifications (i) accelerated the vesting of 223,542 of the outstanding options held by Mr. Perry at termination (which is equal to the number of options that would have vested if Mr. Perry's employment had continued for 18 months) and (ii) extended the post-termination exercise period applicable to Mr. Perry's outstanding vested options until September 18, 2014. The applicable awards were deemed to be modified upon the departure of Mr. Perry on March 18, 2014, and the aggregate incremental fair value resulting from such modification is included in the "All Other Compensation" column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table for 2014

        The following table sets forth information concerning unexercised options and unvested restricted stock units for each of the named executive officers outstanding as of December 31, 2014. The closing market price of the shares on December 31, 2014 was $32.25. Mr. Perry had no outstanding equity awards as of December 31, 2014.

	Option Awards(1)						Stock Awards(22)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable						Market Value of Units of Stock That Have Not Vested ($)
							Number of Units of Stock That Have Not Vested (#)
					Option Exercise Price ($)
						Option Expiration Date

Name
Paul L. Berns	20,000	(2)	10,000	(2)	5.20	05/30/2022	300,000	(23)	9,675,000
	24,000	(3)	—		5.11	06/06/2023	—		—
	100,000	(4)	—		21.21	03/21/2018	—		—
	—		300,000	(5)	21.21	03/21/2024	—		—
Geoffrey M. Parker	8,000	(6)	—		7.55	08/20/2020	—		—
	20,000	(7)	—		7.55	08/20/2020	—		—
	27,000	(8)	—		7.55	08/20/2020	—		—
	101,579	(9)	—		5.00	11/23/2020	—		—
	19,877	(10)	423	(10)	6.92	03/31/2021	—		—
	40,104	(11)	14,896	(11)	5.59	03/13/2022	—		—
	57,500	(12)	62,500	(12)	6.96	04/12/2023	—		—
	—		54,000	(13)	17.14	02/07/2024	—		—
	—		40,000	(14)	14.22	05/29/2024	—		—
Vincent P. Ippolito	—		101,000	(15)	19.96	03/06/2024	72,000	(24)	2,322,000
Ryan T. Sullivan	—		40,000	(16)	15.30	04/28/2024	25,000	(25)	806,250
Lee T. Zane	3,849	(17)	—		5.00	03/26/2019	—		—
	7,666	(18)	—		7.25	01/25/2018	—		—
	5,291	(19)	—		7.25	08/28/2018	—		—
	11,800	(20)	—		7.55	08/20/2020	—		—
	51,797	(10)	1,103	(10)	6.92	03/31/2021	—		—
	43,750	(11)	16,250	(11)	5.59	03/13/2022	—		—
	38,333	(12)	41,667	(12)	6.96	04/12/2023	—		—
	8,750	(21)	21,250	(21)	12.49	11/07/2023	—		—
	—		47,000	(13)	17.14	02/07/2024	—		—

(1)
Unless otherwise noted, option awards have four-year vesting periods, with 25% of the shares subject to the awards vesting in initial annual installments following the relevant vesting commencement dates and 1/48th of the shares subject to the awards vesting each month thereafter.

(2)
These options were granted on May 30, 2012 in connection with Mr. Berns's appointment to our Board and have a vesting commencement date of May 30, 2012. Such award has a three-year vesting period, with 1/3rd of the shares subject to the award vesting annually following such vesting commencement date.

(3)
These options were granted on June 6, 2013 in connection with our 2013 annual Board grant and have a vesting commencement date of June 3, 2013. Such award had a one-year vesting period, with 1/12th of the shares subject to the award vesting monthly following such vesting commencement date.

(4)
These options were granted on March 21, 2014, with a vesting commencement date of March 18, 2014. Such award vested in full in December 2014 based on the satisfaction of the relevant vesting condition, namely the volume-weighted average price for the Company's common stock exceeding $30 per share for 30 consecutive trading days.

(5)
These options were granted on March 21, 2014, with a vesting commencement date of March 18, 2014.

(6)
These options were granted on August 20, 2010, with a vesting commencement date of April 9, 2010. Such award was fully vested on the grant date.

(7)
These options were granted on August 20, 2010, with a vesting commencement date of April 9, 2010. Such award had a three-month vesting period, with 1/3rd of the shares subject to the award vesting monthly following such vesting commencement date.

(8)
These options were granted on August 20, 2010, with a vesting commencement date of July 10, 2010. Such award had a two-month vesting period, with 50% of the shares subject to the award vesting monthly following such vesting commencement date.

(9)
These options were granted on November 23, 2010, with a vesting commencement date of September 13, 2010.

(10)
These options were granted on March 31, 2011, with a vesting commencement date of January 1, 2011.

(11)
These options were granted on March 13, 2012, with a vesting commencement date of January 1, 2012.

(12)
These options were granted on April 12, 2013, with a vesting commencement date of January 1, 2013.

(13)
These options were granted on February 7, 2014, with a vesting commencement date of January 1, 2014.

(14)
These options were granted on May 29, 2014, with a vesting commencement date of May 29, 2014.

(15)
These options were granted on March 6, 2014, with a vesting commencement date of February 28, 2014.

(16)
These options were granted on April 28, 2014, with a vesting commencement date of April 28, 2014.

(17)
These options were granted on March 26, 2009, with a vesting commencement date of January 1, 2009.

(18)
These options were repriced on April 1, 2009, with a vesting commencement date of January 2, 2008.

(19)
These options were repriced on April 1, 2009, with a vesting commencement date of August 1, 2008.

(20)
These options were granted on August 20, 2010, with a vesting commencement date of January 1, 2010.

(21)
These options were granted on November 7, 2013, with a vesting commencement date of October 1, 2013.

(22)
Restricted stock unit awards have four-year vesting periods, with 25% of the shares subject to the awards vesting annually following the relevant vesting commencement dates.

(23)
These restricted stock units were granted on March 21, 2014, with a vesting commencement date of March 18, 2014.

(24)
These restricted stock units were granted on March 6, 2014, with a vesting commencement date of February 28, 2014.

(25)
These restricted stock units were granted on April 28, 2014, with a vesting commencement date of April 28, 2014.

Option Exercises and Stock Vested Table for 2014

        The following table sets forth the number of shares and value realized by the named executive officers during 2014 (in the case of Mr. Perry, prior to his departure from the Company) on the exercise of options and the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul L. Berns	—	—	50,000	1,521,000
Geoffrey M. Parker	—	—	—	—
Vincent P. Ippolito	—	—	—	—
Ryan T. Sullivan	—	—	—	—
Lee T. Zane	19,191	497,675	—	—
David P. Perry	—	—	—	—

(1)
The value realized on the exercise of options was calculated by multiplying the number of options exercised on the applicable exercise date by the difference between the closing market price of the shares on such date and the exercise price of the options.

(2)
The value realized on the vesting of restricted stock units was calculated by multiplying the number of shares vesting on the applicable vesting date by the closing market price of the shares on such date.

 Pension Benefits

        We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation Plans

        We do not maintain any nonqualified deferred compensation plans.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2014 with respect to shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	5,108,659	(2)	$10.97	(3)	1,043,843	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

(1)
All of our equity compensation plans have been approved by security holders. Our equity compensation plans are described in "Note 10" to the Notes to Consolidated Financial Statements for the year ended December 31, 2014, included in our Annual Report.

(2)
Includes shares to be issued upon the vesting of restricted stock units. As of December 31, 2014, there were 4,499,806 shares reserved for future issuance upon the exercise of stock options and vesting of restricted stock units outstanding under the 2010 Plan and 608,853 shares reserved for future issuance upon the exercise of stock options outstanding under the Company's 2001 Equity Incentive Plan (the "2001 EIP").

(3)
Does not take into account outstanding restricted stock units, each of which entitles the holder to receive one share upon vesting without the payment of any exercise price.

(4)
As of December 31, 2014, there were 879,416 shares available for future grants under the 2010 EIP and 164,427 shares available for future issuance under the Company's 2010 Employee Stock Purchase Plan ("2010 ESPP"). No shares are available for future grants under the 2001 EIP. Shares underlying awards outstanding under the 2001 EIP that expire, terminate or are forfeited prior to exercise or settlement of such shares become available for future grants under the 2010 EIP. The number of shares available for future grants under (i) the 2010 EIP automatically increases on January 1st of each year until (and including) January 1, 2021 by an amount equal to 4% of the total number of shares outstanding on December 31st of the preceding calendar year (or such lesser amount as may be determined by the Board) and (ii) the 2010 ESPP automatically increases on January 1st of each year until (and including) January 1, 2021 by the lesser of (i) 1% of the total number of shares outstanding on December 31st of the preceding calendar year and (ii) 80,000 shares (or such lesser amount as may be determined by the Board). On January 1, 2015, automatic increases of 1,730,952 shares and 80,000 shares were added to the 2010 EIP and the 2010 ESPP, respectively.

Compensation Risk Management

        The Company, with the assistance of an independent compensation consultant, Compensia, has reviewed the Company's compensation policies and practices, both for executive and non-executive employees, and determined that those policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, we considered various features of our compensation policies and practices that discourage excessive or unnecessary risk-taking, including, but not limited to, the following:

  •
  oversight of our compensation policies and practices by our Compensation Committee and the adoption of equity award grant guidelines;

  •
  the development by our Compensation Committee, with the assistance of Compensia, of a peer group of companies in the life sciences industry that are used to reference and analyze our compensation policies and practices;

  •
  an effective balance in fixed and variable pay mix, and short-term and long-term performance focus; and

  •
  reasonable severance and change of control arrangements.

Potential Payments and Benefits Upon a Termination of Employment or a Change of Control

        As described under "—Compensation Discussion and Analysis—Employment and Severance Agreements," we have entered into individual agreements with our current named executive officers providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change of control. Eligibility for such severance payments and benefits is contingent upon the execution by the named executive officer, within a specified period of time following termination, of a general release of claims in favor of the Company. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. See "—Definitions" below for the meanings of certain terms used in this section.

        In connection with his separation from service with the Company on March 18, 2014, the Company entered into a separation and mutual release agreement with Mr. Perry, which superseded the severance provisions of his employment agreement, dated as of November 21, 2002, as amended, and his Change of Control and Severance Agreement, dated August 21, 2007, as amended. Under the terms of this agreement, Mr. Perry was entitled to the following benefits, in addition to his accrued rights (including payment of accrued but unused vacation days) upon his departure: aggregate cash severance of $560,000, payable over 12 months; accelerated vesting of 223,542 of the outstanding options held by Mr. Perry at termination (which is equal to the number of options that would have vested if Mr. Perry's employment had continued for 18 months); extension of the post-termination exercise period applicable to Mr. Perry's outstanding vested options until September 18, 2014; and up to 12 months of continued health benefits at the Company's expense. As a result of his departure from the Company, Mr. Perry forfeited 168,337 unvested options.

Accrued Compensation and Benefits

        Under their agreements in effect as of December 31, 2014 (including agreements governing their outstanding equity awards), upon any termination of employment each current named executive officer is entitled to receive earned but unpaid salary (including payment of accrued but unused vacation days), his balance under the Company's 401(k) Plan, his vested equity awards (other than, in the case of a termination for cause, unexercised vested options) and any other accrued benefits under the Company's benefit plans.

Termination Benefits

        Termination without Cause or Resignation for Good Reason.    Under their agreements in effect as of December 31, 2014 (including agreements governing their outstanding equity awards), in the case of an involuntary termination of employment of any current named executive officer without cause or a resignation by such named executive officer for good reason, such named executive officer is entitled to the following:

  •
  Mr. Berns is entitled to: a lump sum severance payment in an amount equal to eighteen months of his base salary in effect at the time of termination, payable 60 days following termination; a prorated annual bonus for the year in which his employment terminates based on performance achievement, payable 60 days following termination; continued health insurance benefits for up to 18 months following termination; and payment for outplacement counseling and services for three months. In addition, Mr. Berns would have until the earlier of the first anniversary of termination of employment or the original expiration date, subject to earlier termination under certain circumstances in connection with a change of control during such period, to exercise any vested options. All unvested options and restricted stock units held by Mr. Berns at termination would be forfeited

  •
  Messrs. Parker, Ippolito and Sullivan and Dr. Zane are entitled to: aggregate cash severance in an amount equal to nine months of such officer's base salary in effect at the time of termination, payable over nine months; and continued health insurance benefits for up to nine months following termination. In addition, Messrs. Parker, Ippolito and Sullivan and Dr. Zane would have three months (or, if shorter, the remaining term of the options) following termination to exercise any vested options (which period may be tolled in certain specified circumstances). All unvested options and restricted stock units held by such officer at termination would be forfeited

        Termination For Cause.    None of the current named executive officers are entitled to any additional payments or benefits in the event the Company terminates his employment for cause. All vested or unvested options and unvested restricted stock units held by the relevant officer would be forfeited.

        Voluntary Termination.    None of the current named executive officers are entitled to any additional payments or benefits in the event of a voluntary termination or a retirement (except as described with respect to a resignation for good reason) under their agreements in effect as of December 31, 2014. All unvested options and restricted stock units would be forfeited and the relevant officer would have three months (or, if shorter, the remaining term of the options) following termination to exercise any vested options (which period may be tolled in certain specified circumstances).

        Termination without Cause or Resignation for Good Reason Following a Change of Control.    Under their agreements in effect as of December 31, 2014 (including agreements governing their outstanding equity awards), in the case of an involuntary termination of employment of any current named executive officer without cause or a resignation by such named executive officer for good reason, in each case from 90 days prior to, through 12 months following, the effective date of a change of control, such named executive officer is entitled to the following:

  •
  Mr. Berns is entitled to the same benefits as described under "Termination without Cause or Resignation for Good Reason" above, except that: the lump sum severance payment will be in an amount equal to 24 months of his base salary in effect at the time of termination (or, if greater, on the date of the change of control); the health insurance benefits will continue for up to 24 months following termination; Mr. Berns will be entitled to a lump sum payment equal to the greater of (i) two-times the annual bonus paid to him for the year prior to his employment termination or (ii) two-times the target annual bonus he is eligible to receive for the year in which his employment terminates, payable 60 days following termination; and all unvested equity awards held by Mr. Berns at termination would vest.

  •
  Messrs. Parker, Ippolito and Sullivan and Dr. Zane are entitled to the same benefits as described under "Termination without Cause or Resignation for Good Reason" above, except that: the aggregate cash severance will be in an amount equal to twelve months of such officer's base salary in effect immediately prior to the change of control, payable over twelve months; health insurance benefits will continue for up to twelve months following termination; and all unvested equity awards held by such officer at termination would vest.

        Treatment of Equity Awards in the Event of Death or Disability.    Under their agreements in effect as of December 31, 2014 (including agreements governing their outstanding equity awards), in the event of death or termination of employment by reason of disability of any current named executive officer, all unvested options and restricted stock units held by such officer would be forfeited and such officer (or such named executive officer's executor or administrator in the case of death) would have twelve months (or, if shorter, the remaining term of the options) following death or termination by disability to exercise any vested options.

        Notwithstanding the foregoing, the timing of certain payments described above may be delayed for six months in compliance with applicable tax rules and in accordance with each applicable named executive officer's respective agreement.

Definitions

        A "change of control" generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: any person is or becomes the beneficial owner of 50% or more of the combined voting power of the then-outstanding voting stock of the Company, except certain transactions with, or due to actions of, the Company; the consummation of a business combination transaction immediately after which the voting stock of the Company outstanding immediately prior to such transaction does not continue to represent at least 50% of the combined voting power of the then-outstanding shares of voting stock of the surviving entity in substantially the same proportions; a sale of substantially all of the assets of the Company; or a majority of the board ceases to be comprised of incumbent directors, unless approved by the incumbent directors.

        "Good reason" generally means a material (i) diminution in the executive's duties, (ii) reduction in compensation, (iii) relocation or (vi) breach of contract by the Company, in each case without the executive's consent and subject to the executive giving sufficient notice to the Company and time for the Company to cure the event giving rise to such good reason.

Estimate of Incremental Potential Payments and Benefits

        The following tables set forth estimates of the payments and benefits each named executive officer (other than Mr. Perry) would have been entitled to receive from the Company upon a termination of employment on December 31, 2014.

        In accordance with SEC rules, the potential payments were determined under the terms of the Company's contracts, agreements, plans and arrangements as in effect on December 31, 2014. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Name		Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason 90 Days Prior to, or 12 Months Following, a Change of Control ($)
Paul L. Berns
	Cash Payments(1)	1,247,000	2,291,000
	Accelerated Vesting of Awards(2)	—	13,257,500
	Health Insurance Benefits(3)	41,343	55,123
	Outplacement(4)	20,000	20,000

	Total	1,308,343	15,623,623

Geoffrey M. Parker
	Cash Payments(1)	300,000	400,000
	Accelerated Vesting of Awards(2)	—	3,525,607
	Health Insurance Benefits(3)	20,977	27,969

	Total	320,977	3,953,576

Vincent P. Ippolito
	Cash Payments(1)	300,000	400,000
	Accelerated Vesting of Awards(2)	—	3,563,290
	Health Insurance Benefits(3)	23,166	30,888

	Total	323,166	3,994,178

Ryan T. Sullivan
	Cash Payments(1)	285,000	380,000
	Accelerated Vesting of Awards(2)	—	1,484,250
	Health Insurance Benefits(3)	20,977	27,969

	Total	305,977	1,892,219

Lee T. Zane
	Cash Payments(1)	273,750	365,000
	Accelerated Vesting of Awards(2)	—	2,644,992
	Health Insurance Benefits(3)	6,945	9,260

	Total	280,695	3,019,252

(1)
Includes cash severance payments calculated based on base salary in effect on December 31, 2014 and, in the case of Mr. Berns, bonus payments assuming, as applicable, 100% performance achievement.

(2)
The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of options subject to accelerated vesting by the difference between the closing market price of the shares on December 31, 2014 and the weighted-average exercise price of such options and (ii) restricted stock units is calculated by multiplying the number of restricted stock units subject to accelerated vesting by the closing market price of the shares on December 31, 2014. The closing market price of the shares on December 31, 2014 was $32.25.

(3)
Represents the estimated cost to the Company of continuing health insurance benefits for the named executive officers.

(4)
Represents the estimated cost to the Company of outplacement counseling and services for three months for Mr. Berns.

RELATED PERSON TRANSACTIONS

Venrock Notes

        In October 2014, we issued and sold $90.5 million aggregate principal amount of Convertible Senior Notes, comprised of: (i) $82.5 million aggregate principal amount of Convertible Senior Notes sold to certain initial purchasers for resale to qualified institutional buyers in a private offering exempt from registration under the Securities Act, in reliance upon Rule 144A under the Securities Act (including $7.5 million aggregate principal amount of Convertible Senior Notes issued upon the exercise in full of the over-allotment option granted to such initial purchasers); and (ii) $8.0 million aggregate principal amount of Convertible Senior Notes (the "Venrock Notes") sold in a concurrent private placement under the Securities Act to certain funds affiliated with Venrock (the "Venrock Funds").

        In connection with the sale of the Venrock Notes, we entered into a registration rights agreement with the Venrock Funds. Pursuant to such registration rights agreement, the Venrock Funds may require us, from and after the one-year anniversary of the last date of original issuance of the Venrock Notes, to register the resale by the Venrock Funds of the Venrock Notes, any shares issuable to the Venrock Funds upon conversion of the Venrock Notes or any other securities that may be issued or distributed in respect of such Venrock Notes or shares by way of conversion, dividend, stock split or other distribution or specified corporate transactions.

GlaxoSmithKline LLC

        In September 2011, we and GSK entered into a master amendment (the "GSK Master Amendment") to our 2007 research and development collaboration (together with the GSK Master Amendment, the "GSK Agreement") to, among other things, add a new research program using our boron chemistry platform for tuberculosis ("TB"). GSK selected a compound that resulted from the TB program in September 2013, subsequently selected a number of back-up compounds and is responsible for all further development and commercialization with respect thereto. The selected compound is currently in preclinical development. The research period under the GSK Agreement has expired. We may receive contingent payments if certain regulatory events occur and/or if certain sales levels are achieved under the GSK Agreement, and may also receive royalties on sales of resulting products. For the year ended December 31, 2014, we recognized $0.2 million of revenue under the GSK Agreement.

Investors' Rights Agreement and Registration Rights Agreement

        We are party to an investors' rights agreement, as amended, which provides that holders of shares that were issued upon conversion of our preferred stock at the closing of our initial public offering ("IPO") and certain shares issued or issuable upon exercise of warrants issued to two previous lenders (the "registrable securities") have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain piggyback registration rights allowing these holders to include their registrable securities in such registration, subject to certain marketing and other limitations. Pursuant to the investors' rights agreement, the holders of registrable securities have the right to require us to file a registration statement under the Securities Act in order to register the resale of their shares of registrable securities, provided that such registration meets certain thresholds. We may, in certain circumstances, defer such registrations. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities such holders may include. The registration rights under the investors' rights agreement will terminate upon the earlier of either five years following the closing of our IPO or at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's shares during a three-month period without registration, without reference to Rule 144(k).

        We are also party to a registration rights agreement with certain funds affiliated with Venrock that we entered into in connection with a private placement of our common stock and pursuant to which, under certain conditions, we will register shares of our common stock held by such funds for resale on a registration statement on Form S-3. The registration rights under this registration rights agreement will terminate upon five years following the closing of our IPO.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them in connection with their services. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers and to allow them to exercise their judgment in the best interest of the Company and its stockholders. We have obtained director and officer liability insurance as a risk management measure.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material," "filed" with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with the Company's management. The Audit Committee has discussed with the Company's independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm's independence. Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted by the Audit Committee,

William J. Rieflin, Chair
Keith R. Leonard, Jr.
Mark Leschly

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015. Ernst & Young LLP has audited the Company's financial statements since 2002.

Fees Paid to Ernst & Young LLP

        The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2014 and 2013 by Ernst & Young LLP.

	Year Ended December 31,
	2014	2013
Audit Fees	$1,148,363	$834,368
Audit-Related Fees	—	—
Tax Fees	39,294	22,250
All Other Fees	—	—

Total Fees	$1,187,657	$856,618

        Audit fees include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consents in connection with registration statement filings with the SEC and comfort letters in connection with securities offerings, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

        Tax fees include services that were associated with tax compliance, tax planning and tax advice.

        We did not incur any audit-related fees or other fees in 2014 and 2013. All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 4 reporting a grant of stock options to Dr. Shapiro on February 7, 2014 was filed late on February 21, 2014.

STOCKHOLDERS' PROPOSALS

Stockholder Proposals in the Proxy Statement

        Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy card when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting"), your proposals must be sent to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary, not less than 120 days prior to the anniversary of the date on which the Company's proxy statement was released to stockholders in connection with the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting"). Therefore, the deadline is expected to be January 1, 2016 for the 2016 Annual Meeting. However, if the date of the 2016 Annual Meeting changes by more than 30 days from the anniversary of the 2015 Annual Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of any change in this deadline in a quarterly report on Form 10-Q or in another communication to you. Stockholder proposals must also be otherwise eligible for inclusion.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

        If you desire to bring a matter before an Annual Meeting of Stockholders outside the process of Rule 14a-8, you may do so by following the procedures set forth in the Company's Amended and Restated Bylaws. To be timely, written notice must be delivered to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting; provided, however, that in the event that the date of the 2016 Annual Meeting is more than 30 days before or more than 30 days after such anniversary date, then such notice to be timely must be delivered to the Company Secretary not more than 120 days prior to the 2016 Annual Meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2016 Annual Meeting. As a result, in the event the 2016 Annual Meeting is not held more than 30 days before nor more than 30 days after the first anniversary of the 2015 Annual Meeting, notice of nominations or other business submitted pursuant to the Company's Amended and Restated Bylaws must be received no later than the close of business on March 11, 2016 and no earlier than February 9, 2016. Any such notice to the Company Secretary must include all of the information specified in the Company's Amended and Restated Bylaws.

EXPENSES AND SOLICITATION

        The cost of solicitation will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request brokers, dealers, banks, trustees or other nominees to solicit their customers who have shares of the Company registered in the name of the nominee and, if so, will reimburse such brokers, dealers, banks, trustees or other nominees for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, email or telephone following the original solicitation.

 HOUSEHOLDING

        Our Annual Report, including our audited financial statements for the year ended December 31, 2014, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, only one Annual Report and one proxy statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement and you wish to receive separate copies of these documents, the Company will deliver promptly a separate copy of such documents to any stockholder who contacts the Company at (650) 543-7500 or sends a written request to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Investor Relations. If your household is receiving multiple copies of the Company's annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Investor Relations.

OTHER BUSINESS

        Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attention: Company Secretary.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RYAN T. SULLIVAN Ryan T. Sullivan
Senior Vice President, General Counsel and Secretary
Palo Alto, California April 30, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 022KLD 1 U P X + 2015 Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below C Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR the nominees listed in Proposals 1A and 1B and FOR Proposals 2 and 3. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 1A - Mark Leschly 1. To elect, by separate resolutions, as Class II Directors to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, the following two nominees: For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. 3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. 1B - William J. Rieflin MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 3 4 1 8 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on June 8, 2015. Vote by Internet • Go to www.envisionreports.com/ANAC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 2015 Annual Meeting of Stockholders Proxy Solicited on behalf of the Board of Directors for Annual Meeting of Stockholders to be held on June 9, 2015 Paul L. Berns, Geoffrey M. Parker and Ryan T. Sullivan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Anacor Pharmaceuticals, Inc. to be held on June 9, 2015 at 11:30 a.m. (local time) at 1020 East Meadow Circle, Palo Alto, CA 94303 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the instructions indicated hereon by the stockholder. If no such directions are indicated, the Proxies will vote FOR the nominees listed in Proposals 1A and 1B and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Anacor Pharmaceuticals, Inc. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q